UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 6, 2010

Alpine Alpha 2, Ltd.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53399	75-3264749
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

China Merchants Tower, Suite 1503 161 Lujiazui East Road, Shanghai PRC 20001
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  011-86-21 5876 5017

PO Box 735, Alpine, New Jersey 07620

(Former name or former address if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report on Form 8-K (the “Report”) contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words "may," "will," "should," "anticipate," "estimate," "plans," "potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" or the negative of these words or other variations on these words or comparable terminology. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this Report generally. In particular, these include statements relating to future actions, prospective product approvals, future performance or results of current and anticipated sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this Report may turn out to be inaccurate, as a result of inaccurate assumptions we might make or known or unknown risks or uncertainties. Therefore, although we believe that these statements are based upon reasonable assumptions, including projections of operating margins, earnings, cash flows, working capital, capital expenditures and other projections, no forward-looking statement can be guaranteed. Our forward-looking statements are not guarantees of future performance, and actual results or developments may differ materially from the expectations they express. You should not place undue reliance on these forward-looking statements.

Information regarding market and industry statistics contained in this Report is included based on information available to us which we believe is accurate. We have not reviewed or included data from all sources, and cannot assure stockholders of the accuracy or completeness of this data. Forecasts and other forward-looking information obtained from these sources are subject to these qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.

These statements also represent our estimates and assumptions only as of the date that they were made and we expressly disclaim any duty to provide updates to them or the estimates and assumptions associated with them after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

We undertake no obligation to publicly update any predictive statement in this Report, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any additional disclosures we make in reports we file with the SEC on Form 10-K, Form 10-Q and Form 8-K.

Use of Defined Terms

Unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to "yuan" or "RMB" are to the Chinese yuan, which is also known as the renminbi.  According to the currency exchange website www.xe.com, on July 8, 2010, $1.00 was equivalent to 6.7755 RMB.

References in this Report to the “PRC” or “China” are to the People’s Republic of China.

References to “Common Stock” are to the Company’s common stock, par value $0.001 per share.

References to “the Company”, “we” or “us” are to Alpine Alpha 2, Ltd., a Delaware corporation.

References to “Goodintend” are to Goodintend Holdings Limited, a British Virgin Islands company that is wholly owned by the Company.

References to “Shenyang Yanzikou” or “WFOE” are to Shenyang Yanzikou Sports and Entertainment Co., Ltd., a PRC company that is 100% owned by Goodintend.

References to “Beijing Shungao” are to Beijing Shungao Golf Course Management Co., Ltd., a PRC company that we control through a number of contractual arrangements.

References to “Shanghai Zhonggao” are to Shanghai Zhonggao Investments Management Co., Ltd., a PRC company that we control through a number of contractual arrangements.

References to “BPMT” are to Beijing Production Materials Trading Co., Ltd., a PRC company that we intend to acquire a majority interest in.

References to “Top Elect” are to Top Elect Investments Limited, a British Virgin Islands company, which prior to the Share Exchange Transaction described in Item 1.01 herein was the owner of 51.5% of Goodintend.

References to “Securities Act” are to the Securities Act of 1933, as amended.

References to “Exchange Act” are to the Securities Exchange Act of 1934, as amended.

Unless otherwise specified or required by context, references to “we,” “our” and “us” refer collectively to (i) Alpine Alpha 2, Ltd., (ii) Goodintend Holdings Limited, (iii) Shenyang Yanzikou Sports and Entertainment Co., Ltd., (iv) Beijing Shungao Golf Course Management Co., Ltd. and (v) Shanghai Zhonggao Investment and Management Co., Ltd.

Explanatory Note

This current report on Form 8-K is being filed by Alpine Alpha 2, Ltd. (“we,” “us” or the “Company”) in connection with a reverse merger transaction which closed on July 6, 2010, through which we acquired control of Beijing Shungao and Shanghai Zhonggao, operating companies based in the PRC.

This Report describes the transactions, the agreements through which such transactions were executed; the nature of the business we now conduct through Beijing Shungao and Shanghai Zhonggao, our newly-acquired PRC based operating companies.

Through the transactions described in Items 1.01 herein, we ceased to be a shell company as that term is defined in Rule 12b-2 under the Exchange Act and are now engaged in the design and construction of golf courses in the PRC.

Item 1.01. Entry into a Material Definitive Agreement

Background

In the share exchange or “reverse merger” (hereinafter referred to as the “Share Exchange Transaction” or the “Reverse Merger”) we acquired control of Goodintend Holdings Limited (“Goodintend”), a British Virgin Islands company, by issuing to the stockholders of Goodintend an aggregate of 24,737,500 shares of our Common Stock in exchange for all of the outstanding capital stock of Goodintend.

Goodintend is owner of all of the registered capital of Shenyang Yanzikou, a wholly foreign owned PRC company.  Shenyang Yanzikou controls Beijing Shungao and Shanghai Zhonggao, two companies that are incorporated in the PRC, through a series of contractual arrangements described in Item 2.01 herein.  Beijing Shungao and Shanghai Zhonggao are each engaged in the design and construction of golf courses in the PRC.

Top Elect Investments Limited (“Top Elect”), a British Virgin Islands company, was the owner of 51.5% of the outstanding shares of Goodintend immediately prior to the consummation of the Share Exchange Transaction.  Mr. Ye Bi, our Chief Executive Officer, is the sole director and the owner of 66.95% of Top Elect. The Goodintend stockholders with whom we completed the Share Exchange are as set forth in the Share Exchange Agreement.

Immediately prior to the Share Exchange Transaction, Goodintend stockholders purchased 96.5% of the Company’s outstanding common stock held by the then controlling stockholder, Alpine Venture Associates, LLC, in exchange for $300,000, 150,599 shares of Common Stock and warrants to purchase 142,935 shares of Common Stock. At the same time, Mr. James Hahn agreed to resign as the sole officer and director of the Company and appointed the individuals set forth in the table below as our officers and directors prior to his resignation. The appointment of new officers was effective upon the closing of the Reverse Merger. The appointment of new directors will be effective ten days after the mailing of the Company’s information statement on Schedule 14f-1 filed with the SEC on July 2, 2010.

Name	Position
Ye Bi	Chief Executive Officer and Chairman of Board of Directors
Zhuangyan Zou	Chief Financial Officer
Jingtong Chen	Director
Bowu Xiao	Director

Our current structure, immediately after the Share Exchange Transaction, is set forth in the diagram below:

On December 17, 2009, Goodintend completed a financing transaction in which it raised gross proceeds of $800,000 through a private placement of convertible promissory notes to certain accredited investors (the “December 2009 Financing”). All notes issued in connection with the December 2009 Financing were automatically converted into an aggregate of 4,000,000 shares of Common Stock upon the closing of Reverse Merger, reflecting a conversion price of $0.20 per share. The December 2009 Financing was exempt from the registration requirements of Section 4(2) of the Act as a result of our compliance with Rule 506 of Regulation D promulgated under the Act.

Share Exchange Transaction

The agreements through which the Share Exchange Transaction was carried out are described in detail below.

Share Exchange Agreement

On July 6, 2010, we entered into a share exchange agreement with the owners of all of the outstanding shares of Goodintend (the “Share Exchange Agreement”), pursuant to which we issued and delivered to the Goodintend stockholders a total of 24,737,500 shares of our Common Stock in exchange for all of the outstanding ordinary shares of Goodintend (hereinafter the “Share Exchange Transaction” or the “Reverse Merger”). As a result of the Share Exchange Transaction, Goodintend became our wholly-owned subsidiary, and the Goodintend stockholders became holders of 24,737,500 shares of our Common Stock, representing 82.12% of our then outstanding Common Stock. When we acquired direct control of Goodintend in the Reverse Merger, we acquired indirect control over two PRC-based operating companies both engaged in the design and construction of golf courses in China, namely Beijing Shungao and Shanghai Zhonggao.  Beijing Yankizou and Shanghai Zhonggao are controlled by Shenyang Yankizou, the wholly-owned subsidiary of Goodintend, through a series of contractual arrangements as described below in Item 2.01of this Report.

As a result, at the closing of the Share Exchange Transaction, we ceased to be a shell company as that term is defined in Rule 12b-2 under the Exchange Act.  We describe our new operating companies below in Item 2.01 of this Report.

A copy of the Share Exchange Agreement is filed herewith as Exhibit 10.1 to this Report.

Holdback Escrow Agreement

Under the terms of the Share Exchange Agreement, 1,537,500 shares out of the 24,737,500 shares of Common Stock issued were pledged by certain Goodintend Stockholders and held back in an escrow account (the “Holdback Shares”). Therefore, on July 6, 2010, the Company, Goodintend and certain Goodintend stockholders also entered into a holdback escrow agreement simultaneously with the Share Exchange Transaction (the “Holdback Escrow Agreement”). Both the Share Exchange Agreement and the Holdback Escrow Agreement provide that if the Company’s after tax net income as computed in accordance with United States generally accepted accounting principles (“GAAP”) for fiscal year 2010 is equal to or greater than 150% of the Make Good Target, as defined immediately below, for fiscal year 2010, a total of 768,750 shares will be released to certain Goodintend Stockholders. If the Company’s after tax net income for fiscal year 2011 under GAAP is equal to or greater than 150% of the Make Good Target for fiscal year 2011, the remaining 768,750 shares held in escrow will be released to certain Goodintend stockholders. In the event the Company’s after tax net income is less than the targeted income in the applicable fiscal year, the Holdback Shares of the applicable fiscal year will be canceled. The term Make Good Target for each applicable year, under the Share Exchange Agreement and the Holdback Escrow Agreement, means the targeted net income set forth in the applicable fiscal year prescribed in the transaction documents that are to be entered into in connection with the Company’s first offering of its securities after the Reverse Merger

A copy of the Holdback Escrow Agreement is filed herewith as Exhibit 10.2 to this Report.

December 2009 Financing

The agreements executed in connection with the December 2009 Financing are described in detail below.

Note Purchase Agreement and Amendments

Under a note purchase agreement dated as of December 17, 2009 (as amended on December 23, 2009, March 31, 2010 and June 30, 2010) (the “Note Purchase Agreement”), for aggregate proceeds of $800,000, Goodintend issued convertible promissory notes in the principal amount of $520,000 to a number of accredited investors on December 17, 2009 (“Tranche A,” the notes issued therein are referred to as the “Tranche A Notes”). Pursuant to the Note Purchase Agreement, another tranche of convertible promissory notes in the principal amount of $280,000 were supposed to issue upon the closing of the Reverse Merger (the “Tranche B Notes”).

The Note Purchase Agreement contains representations, warranties and covenants which are customary for transactions of this nature.

A copy of the Note Purchase Agreement is attached to this Report as Exhibit 10.3.  Copies of Amendment No.1, Amendment No.2 and Amendment No.3 to the Note Purchase Agreement, dated December 23, 2009, March 31, 2010 and June 30, 2010, respectively, are filed herewith as Exhibit 10.4, Exhibit 10.5 and Exhibit 10.6. A form of the Tranche A Notes is filed herewith as Exhibit 4.1 to this Report.

On July 6, 2010, simultaneously with the closing of the Reverse Merger, Tranche A Notes, together with Tranche B Notes (as if such Tranche B Notes had been issued), were automatically converted into an aggregate of 4,000,000 shares of our Common Stock upon the closing of the Reverse Merger, reflecting a conversion price of $0.20 per share. The Company is required to use its commercially reasonable efforts to register such 4,000,000 shares of Common Stock for resale under the Securities Act of 1933.

Item 2.01 Completion of Acquisition or Disposition of Assets.

As a result of the Reverse Merger described in Item 1.01 above, which was completed on July 6, 2010, we became the parent company of Goodintend and the indirect parent of Goodintend’s wholly-owned subsidiary, Shenyang Yankizou.  Shenyang Yankizou is a wholly-foreign owned entity, or WFOE, under PRC law and controls Beijing Shungao and Shanghai Zhonggao through a series of contractual arrangements described below. Beijing Shungao and Shanghai Zhonggao are each engaged in the business of designing and constructing golf courses in the PRC.

As a result of the Reverse Merger, we ceased being a shell company under the definition of Rule 12b-2 of the Exchange Act.

OUR ORGANIZATIONAL HISTORY

Organizational History of the Company

The Company was incorporated on October 29, 2007 under the laws of the State of Delaware. It was formed for the purpose of seeking a merger, acquisition or other business combination transaction with a privately owned entity seeking to become a publicly-owned entity.  On August 8, 2008, the Company voluntarily filed a registration statement on Form 10 to register its common stock under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) and thus became a reporting company.

Prior to the Reverse Merger, the Company had no operations or substantial assets. Accordingly, the Company was then deemed to be a "blank check" or shell company, that is, a development-stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or other acquisition with an unidentified company or companies, or other entity or person.

Pursuant to a letter of intent dated as of December 21, 2009, between Goodintend and Alpine Venture Associates, LLC, then controlling shareholder of the Company (the “Letter of Intent”), Goodintend stockholders purchased from Alpine Venture Associates, LLC 96.5% of our Common Stock then outstanding for $300,000 in cash, 150,599 shares of Common Stock and warrants to purchase 142,935 shares of Common Stock. A form of the warrant is filed herewith as Exhibit 4.2 to this Report. Mr. Hahn appointed the following individuals as the new directors and officers, and immediately thereafter resigned himself as a director and officer.

Name	Title
Ye BI	Chief Executive Officer and Chairman of the Board of Directors
Zhuangyan ZOU	Chief Financial Officer
Jingtong CHEN	Director
Bowu XIAO	Director

On July 2, 2010, we filed an information statement on Schedule 14f-1 relating to the change in control in our board of directors.

Organizational History of Goodintend

Goodintend is a holding company which was incorporated in the British Virgin Islands on May 9, 2008. Prior to the Reverse Merger, Top Elect, which was incorporated in the British Virgin Islands on March 23, 2009, owned 51.51% of the outstanding ordinary shares of Goodintend.   Mr. Bi Ye, our Chief Executive Officer, owns 66.95% of Top Elect.

As a result of the Reverser Merger, all of the shares of Goodintend are held by us and Goodintend is our wholly-owned subsidiary.

Organizational History of Shenyang Yanzikou, Beijing Shungao and Shanghai Zhounggao

Shenyang Yanzikou Sports and Entertainment Co., Ltd. (“Shenyang Yanzikou”) was incorporated as a wholly foreign-owned enterprise on November 20, 2008 under the laws of the PRC. Goodintend owns a 100% ownership interest of Shenyang Yanzikou.

Beijing Shungao was incorporated as a limited company on October 8, 2006 under the laws of the PRC and is solely owned by Bowu Xiao, one of our directors.  Mr. Xiao is also currently acting executive director of Beijing Shungao.

Through a series of agreements entered into on September 25, 2009 between Shenyang Yanzikou and Beijing Shungao and its shareholders (the “Shungao Contractual Arrangements”), Beijing Shungao is now a variable interest entity wholly controlled by Shenyang Yanzikou.

The Shungao Contractual Arrangements consist of:

•
a Consulting Services Agreement, through which Shenyang Yanzikou has the right to advise, consult, manage and operate Beijing Shungao and collect and retain all income, and the obligation to bear all losses of Shungao, if any;

•
an Operating Agreement, through which Shenyang Yanzikou has the right to appoint director candidates and appoint the senior executives of Beijing Shungao; and the shareholders of Beijing Shungao have vested their voting control over Beijing Shungao to Shenyang Yanzikou;

•
an Equity Disposal Agreement, under which the shareholders of Beijing Shungao have granted the Shenyang Yanzikou the irrevocable right and option to acquire all of its equity interests in the Operating Company;

•
an Equity Pledge Agreement, under which the shareholders of Beijing Shungao have pledged all of their right, title and interest in Beijing Shungao to Shenyang Yanzikou to guarantee Beijing Shungao’s performance of their respective obligations under the Consulting Services Agreement, Operating Agreement and Equity Disposal Agreement.

Shanghai Zhonggao was incorporated as a limited liability company on May 21, 2010 under the laws of the PRC and is solely owned by Zhen Bi, the sister of Ye Bi, our Chief Executive Officer. On June 20, 2010, Shenyang Yanzikou, Shanghai Zhonggao and Zhen Bi entered into a series of agreements, pursuant to which Shenyang Yanzikou assumed the control over Shanghai Zhonggao and Shanghai Zhonggao became a variable interest entity of Shenyang Yanzikou (“Zhonggao Contractual Arrangements”).

The Zhonggao Contractual Arrangements consist of:
•
a Consulting Services Agreement, through which Shenyang Yanzikou has the right to advise, consult, manage and operate Shanghai Zhonggao and collect and retain all income, and the obligation to bear all losses from Zhonggao, if any;

•
an Operating Agreement, through which Shenyang Yanzikou has the right to appoint director candidates and appoint the senior executives of Shanghai Zhonggao and the shareholders of Shanghai Zhonggao have vested their voting control over Shanghai Zhonggao to Shenyang Yanzikou;

•
an Equity Disposal Agreement, under which the shareholders of Shanghai Zhonggao have granted the Shenyang Yanzikou the irrevocable right and option to acquire all of its equity interests in the Operating Company;

•
An Equity Pledge Agreement, under which Zhen Bi has pledged all her rights, title and interest in Shanghai Zhonggao to Shenyang Yanzikou to guarantee Shanghai Zhonggao’s performance of its obligations under the Consulting Services Agreement, Operating Agreement and Equity Disposal Agreement.

OUR BUSINESS

Overview

We design, construct and develop premium golf courses and golf communities in the PRC through our PRC based operating companies Beijing Shungao Golf Course Management Co., Ltd. (“Beijing Shungao”) and Shanghai Zhonggao Investments Management Co., Ltd. (“Shanghai Zhonggao”).  We offer a full spectrum of golf course development and management services, including design, engineering, construction, and maintenance of golf courses as well as consulting and management of golf projects. Currently, we principally act as an independent contractor for various parts of golf projects, and we plan to develop and manage our own golf courses and communities in a near future through our proposed business model as described below.

Golf Course Design

We have a crew of 3 experienced architects that work closely with our clients. Our design expertise enables us to provide conceptual design services that align the function, scope, cost and schedule of a project with the client’s objectives in order to optimize project success. Aside from the general mapping and planning for a golf course, our design team also provides the following services involved in a golf project: project feasibility studies, project development planning, technology evaluation, risk management assessment, constructability reviews, assets optimization and 3-D modeling virtual golf course display. Our design approach is hands-on and detailed and therefore, our golf courses routing is usually worked and reworked in order to form a synthesis with the client site’s environmental sensitivity, local design requirements and the overall project parameters set forth by our clients.

Golf Course Construction and Maintenance

We act as a primary contractor on most of the golf course construction projects that we undertake. We usually complete our projects relying on our own construction crew; however, we sometimes subcontract certain parts, such as electrical and mechanical work. As the primary contractor, we are liable for subcontracted work. We have approximately 14 construction employees on the staff that execute the design and planning with a precise understanding and interpretation of the vision of our design team. Our services for golf course construction and renovation include, among other things, land clearing, bulk excavation, drainage, irrigation and the shaping and contouring of each hole.

Through our operations in the past four years, we have developed significant expertise and established an excellent reputation in the golf design and construction industry in China. We are often responsible for constructing projects in geographically or climatically challenging areas. We believe that our technical knowledge and state-of-the-art equipment enables us to build safe, beautiful and challenging courses in various types of terrain. In addition, we are frequently designated as manager for the construction of projects with multi-location club facilities, which usually require coordination of complex phases in a single project or large-scale investments in club facilities. Our design and construction contracts are obtained primarily through competitive bidding process or intense negotiation with our clients. Bidding for a golf project is usually affected by factors such as the bidder’s reputation, available personnel, current utilization of equipment and other resources, the bidder’s ability to fund the project and competing bids. With our eco-friendly design, construction expertise, strong financial position and consistent quality performance in past projects, we are often named to serve as the primary contractor in a bid project.

For our golf course maintenance services, we deliver technical support and management skills to clients on-site at their facilities, where we review, among other things, our clients’ drainage, turf, irrigation systems, soils and hazards. We focus on routine and turnaround maintenance services, general maintenance and asset management, and restorative, repair, predictive and prevention services.

Golf Course Project Management

Project management is required on every project for which we are designated as the primary contractor responsible for all aspects of a project to ensure the project is on schedule and within budget. Specifically, our project management involves designing project master plans, establishing specifications such as detailed schedules and cost estimates, as well as project progress tracking, monitoring, reviewing, reporting, and the coordination among design, engineering and construction teams.

Our Completed Projects

Since the formation of Beijing Shungao in 2006, we have completed over ten golf courses in China, including Shenyang Meteorite Mountain Golf Course and Shenyang Jiangnan Metropolitan Golf Course, both of which are located in the Shenyang.  Currently, we do not own or operate any golf courses in the PRC.  The following table highlights the major golf course projects that we have acted as a design or construction contractor as of June 30, 2010:

Project Name	Project Initiation Date	Project Completion Date	Acted as	Remarks
Qinhuangdao Gold Coast Beach Golf Club	May, 2006	2007	Constructor	18 holes, 72 pars and 7253 yards in Changli county, constructed 9 holes with total investment RMB 75 million;
Shenyang Jiangnan Metropolitan Golf Course	Design: March 2006 Construction: September 2006	October 2008	Designer and Constructor	A course with 18 holes, 63 pars and 6700 yards in Shenyang City of Liaoning Province, with a total investment of RMB 60 million.
Shenyang Meteorite Mountain Golf Course	Design: January 2007 Construction: April 2007	May 2009	Designer and Constructor	A course with 27 holes, 72 pars and 7266 yards in Shenyang City of Liaoning Province, with a total investment of RMB 150 million.
Guangxi North Sea Crown Ridge Golf Course	April 2007	July 2007	Designer	A course with 18 holes, 7,076 yards located in Beihai city of Guangxi Province, with a total investment of RMB 70 million.
Zhanjiang East Coast Golf Course	February 2009	April 2009	Designer	A course with 18 holes, 72 pars and 7,223 yards in Zhanjiang City of Guangdong Province, with a total investment of RMB 85 million.
Zhejiang Jinhua Mountain Golf Course	May 2009	November 2009	Designer	A course with 18 holes, 72 pars and 7,117 yards in Jianfeng Mountain Park of Jinhua City in Zhejiang Province, with a total investment of RMB 90 million.
Countryside International Health Resort	December 2009	March 2010	Designer	A course with 18 holes, 72 pars and 7001 yards in Liuyang City of Hunan Province, with a total investment of RMB 60 million.
Hubei Xiangfan Lumen Temple Golf Course	January 2010	March 2010	Designer	A course with 18 holes, 72 pars and 7,065 yards in a forest park of Xiangfan City of Hubei Province, with a total investment of RMB 79 million.
Shenyang Puhe Golf Course	January 2010	March 2010	Designer	A course with 18 holes, 72 pars and 7,338 yards in Shenbei City of Shenyang Province, with a total investment of RMB 40 million.
Jiangxi Dingnan Golf Course	February 2010	March 2010	Designer	A course with 36 holes in Dingnan County of Ganzhou City in Jiangxi Province, with a total investment of RMB 160 million.

Ongoing Contracted Golf Courses Projects

As set forth in the table below, we currently have obtained five contracts for golf course design or construction projects, the earliest of which had been launched in April 2010.

Ongoing Projects
Item	Project Name	Location	Description of Project	Projected Initiation Date	Expected Completion Date
1	Puhe Golf course	Shenyang, Liaoning province	Construction	April 2010	October 2010
2	Binzhou Golf course	Binzhou, Shandong province	Construction	May 2010	October 2011
3	Lumen Temple Golf Course	Xiangfan, Hubei province	Construction	May 2010	October 2011
4	Hexi Golf course	Changsha, Hunan province	Design	May 2010	July 2010
5	Jinan Wujiapu Thermal Spring Project	Jinan, Shandong	Design	March 2010	July 2010

Growth Strategy

Our growth strategy is to

•	Expand our market share in Beijing and Northeast China, while reaching out to other regions such as Jinan and Shanghai;
•	Build pipelines, select and secure land rights, and obtain government approval for high quality courses;
•	Position to be in the low to medium range market in order to quickly obtain tracts of land for golf course development;
•	Capitalize on golf courses' unique location, planning , design and strategic marketing;
•	Develop strategic alliance with partners to increase our financial flexibility, facilitate our golf business and to realize revenues from diversified sources such as subdivided land resale; and
•	Manage and operate golf courses designed and constructed by the Company, which may contribute as regular and stable income to the Company’s revenue.

Our long term goal is to become a significant participant  in the China golf market. We hope that flexibility and variety will drive customers from single location memberships to a multi-regional and nationwide golf membership where we allow our members to play at numerous courses.  Our growth, however, may be restricted by our lack of funds to obtain and subdivide land as well as insufficient cash flow to complete the construction of golf courses.  Therefore, we will need to raise additional capital for the development of our golf business.

Our objective is to increase long-term share value by focusing on diversified revenue streams and stable revenue growth to achieve sustained profitability. We believe that the following are key factors in our ability to achieve this objective:

•
Strategic Expansion – We approach each selected market with a local focus and we intend to continue our expansion through quality acquisitions and selectively procuring major golf course projects in the areas where we have an established presence.

•
Diversification - To mitigate the risks inherent in the golf industry, we will try to procure projects: (i) in various geographic areas, (ii) that are design-and-build projects at a fixed price with lump sum payment, (iii) of various scales, duration and complexity, and (iv) that generate revenues not directly from golf courses design and construction but related to golf resorts, such as entertainment facilities, tourism and hotel services.

•
Human Resource- We believe that our employees are one of the key factors to the successful implementation of our business strategies. Significant resources have been and will be employed to attract, develop and retain extraordinary talent and fully promote each employee’s capabilities.

•
Selective Bidding - We focus our resources on bidding projects that meet our bidding criteria by analyzing the following factors of a potential job: (i) the availability of personnel (personnel at all levels, including management, construction, maintenance) to estimate and prepare the proposed job, (ii) the availability of personnel to effectively manage and build the project, (iii) competition, (iv) our experience in a certain type of work, (v) our experience with the golf course owners, (vi) local resources and partnerships, (vii) equipment resources, (viii) the scale and complexity of the job and (ix) the profitability of the job.

•
Environmental Compliance - We believe it is beneficial to maintain environmentally friendly operations. We are committed to protect the environment, maintain good community relations and ensure compliance with government agency requirements. We continually monitor our performance in this area.

•
Quality and High Ethical Standards - We emphasize the importance of performing high quality work and maintaining high ethical standards through our code of conduct and an effective corporate compliance program.

•
Strategic Partnership with Beijing Capital  Group, Co., Ltd.(“Beijing Capital”) – We believe our strategic alliance with Beijing Capital is one of the key factors that set us apart from our competitors and enhance our capabilities both strategically and operationally in achieving our growth objectives. More details of this alliance with Beijing Capital are discussed in “Strategic Alliance” of this Item 2.01 herein.

In order to become the top golf course management company and to form the largest golf chain in China, we plan to pursue a rapid expansion strategy in 2010 and beyond. Management believes that our continuous emphasis on market coverage expansion by utilizing our construction expertise and selectively pursuing strategic acquisition opportunities can solidify our competitive advantages, mitigate the risks of our business model, deliver optimal margins and increase long-term shareholder value.

Transition to New Business Model

Since our inception, we primarily focused on the design, construction and maintenance of golf course projects as a contractor for third parties. In a competitive environment, in order to become the top golf course management company and to form the largest golf course chain in China, we plan to expand our business beyond contracted services: we will start developing our own golf projects by implementing our new business model of invest-design-build-sell in the near future.

With a four-phase development approach, as detailed below, we intend to keep new golf projects rolling through land acquisition, complementary infrastructure construction, course construction and clubhouse operation outsourcing, all of which will be funded by the pre-sale of club membership interests, bank loans or other financing resources from the capital market. In addition, we plan to subdivide and resell to residential real estate developers the land that is neighboring the golf courses that we develop through this new business model. We believe the introduction of a new golf course will significantly increase the value of such land and its local community.

Development Phases

Our new business model of developing our own golf courses and communities in China may be divided into the following phases:

Phase 1: Land Acquisition; Permitting and Approval Process.

The land for our golf projects is usually either leased from the farmers’ collectives or acquired from the State. In China, land is either owned by the State or by farmers’ collectives. In most cases, the farmers’ collectives own the land in rural areas and the State owns the remaining lands. Only the land use right, rather than the ownership of the land, can be transferred. For the land owned by farmers’ collectives, which is not permitted to be traded in a real estate trading center, we entered into leases with the farmers’ collectives for 30-50 years with annual rent of approximately RMB1 per square meter per year, where no land acquisition payment or compensation expenses is required. For the land owned by the State, which is permitted to be traded in a real estate trading center, we will need to complete basically two levels of land development to obtain the land use right for 50-70 years, including: (i) primary development, which involves the infrastructure construction that meets the required standard set by the local municipality; and (ii) secondary development, which involves course or clubhouses construction. During the primary development, expenses related to the land acquisition compensation, the infrastructure construction, relocation of residents, forest removal are incurred. These expenses average a total of RMB 200 per square meter. During the secondary development, we will need to pay to the local government land transfer fees, which may vary based on the grading and purposes of the land. For a parcel of land in suburban Beijing, such land transfer fees are usually no more than RMB 500 per construction square meter.

In order to build an 18-hole course, a minimum of approximately one million square meters (or 250 acres) is required and an additional 100,000 square meters will be necessary to obtain planning permission from the local government to build residential villas. Generally, the governmental permitting process begins simultaneously with the land acquisition process. We are required to prepare and submit with the local government a land use plan and golf course construction documents which may include staking, clearing, grading, earthwork calculations, drainage, irrigation, greens and features, grassing, conceptual landscape and details. The whole process of acquiring the land and obtaining the blueprint or outline planning approval to develop a golf course on the land is expected to take about 6 months. Land acquisition and permitting costs typically amount to approximately $4.5 million per one million square meters (roughly 250 acres) and thus represents 20 % of the total cost of completing a golf course.

Beginning in the third quarter of fiscal year 2010, we will seek to acquire parcels of lands that have obtained local governments’ blueprint or outline planning approvals for future golf courses, recreational park or residential development.  After securing the land use right, we will then begin work on essential infrastructure and club facilities construction on the land, along with the golf course construction, such as roads, wastewater systems, irrigation systems, utilities, parks, club houses, etc. On March 31, 2010, we entered into a letter of intent with Beijing Capital Group, Co., Ltd. (“Beijing Capital”) which set forth our alliance in on-going and future projects. Beijing Capital may assist us to accelerate the process of getting blueprint or outline planning approvals from local governments, and to negotiate with local government and farmers for a better purchase price or rent.

Phase 2:    Design/Constructing/Budgeting/Financing/Development.

Once the land has been acquired and the permitting process has been completed, we will finalize the master plan of a golf course design and its development specifications such as work schedule and budget. Usually, immediately prior to the construction of a course, we prepare bid sheets which clearly show all the line items of work in order of construction along with the projected quantity of labor, materials and equipment to be used. This ensures accurate cost estimate which can be calculated based on the proposed construction documents. We then commence the construction along with the sale of the membership interests of such course.

We have a crew of approximately 17 design and construction employees on the staff to carry out the design and planning with a precise understanding and interpretation of the vision of our design team. In addition to our own construction employees, we may also hire, coordinate with and supervise contractors for the construction of our courses. A team of contractors may be engaged to conduct independent review and inspections on our on-going golf projects to ensure the quality and status of the projects at different phases.

Typically, for our own 18-hole golf courses, the construction of the first 9 holes may be completed by the end of the first year after commencement of construction, the second 9 holes within two years, and the clubhouses and other facilities within three years.  After the third year, we will start development of the villas as part of a golf resort.

We plan to fund our own golf projects primarily through four sources:

•	revenue from pre-sale of membership interests;
•	bank loans secured by our properties;
•	proceeds from fund raising in capital market; and
•	capital contributed by our strategic alliance partners.

For the projects that we intend to launch in year 2010, which will be detailed below, we plan to begin development by using our working capital on hand. As the pre-sale of memberships start generating positive cash flow, these funds will be used to finance the additional developments costs.  Although each course varies, we estimate the costs of building the first 9 holes to be approximately US $4 million.  Since members are required to pay 20% of the initiation fee, which averages $20,000, upon joining the club and the remainder will be due upon completion of the first nine holes construction, we would need to sell 200 memberships in the first year order to complete the first 9 holes. The golf course development costs (included the construction of a club house of approximately 2,000 square meters) are estimated to be approximately $12 million for each 18-hole course.

A breakdown of our estimated budget for investing in and developing a typical 18-hole golf course in China is set forth in the following table:

Land Acquisition and Rezoning Costs
Item	Amount ($)
Acquisition and compensation	4,500,000
Subdivision/rezoning	6,500,000
Total	11,000,000
Design Costs
Item	Amount ($)
Design	At least 150,000
Total	150,000
Construction Costs
Item	Amount ($)
Groundwork	676,000
Crude modeling project	500,000
Fine modeling project	220,000

Drainage works	176,000
Spray irrigation project	420,000
Green project	1,050,000
Tee ground	105,000
Bunker project	150,000
Artificial lake project	180,000
Lawn bed project	602,000
Turfing project	294,000
Maintenance project	190,000
Lawn maintenance equipments	720,000
Electric power engineering	830,000
Water engineering	130,000
Truck lane, bridge & culvert project	400,000
Road building	200,000
Public clubhouse construction	2,800,000
Parking and supporting facilities	300,000
Landscape scene project	680,000
Other leisure & sports facilities	600,000
Tree planting project	800,000
Total	12,023,000

Phase 3:  Land Subdivision and Development.

Another important part of our new business model is to subdivide, resell or develop the land that is neighboring our developed golf courses. We initially acquire a large piece of land from the Chinese government for golf resort construction, and this phase involves obtaining the requisite governmental approval to subdivide the portions of such land and convert its purpose from farm land into residential.

Once the subdivision approval has been obtained, the land subdivision cost is anticipated be approximately $6.5 million per 100,000 square meters (or approximately 24.7 acres). We are required by the land use right acquisition agreements to undertake the infrastructure construction projects, such as the construction of roads, water and sewage systems, and electric and telecommunication systems, for such residential areas. We usually bear the costs of such infrastructure construction, which may amount to $30 per square meter on average in the case of the projects in Beijing. The cost of infrastructure, varying among different locations, landscape and local government policies, will generally be financed through various resources such as bank loans secured by our properties, proceeds from fund raising in capital market, or capital contributed by our strategic alliance partners.

Commercial and residential land in China has much higher value assessment than rural barren land after the completion of its infrastructure construction, subdivision approval has been obtained from local government and local government and farmers have been compensated for such land use right. Additionally, we focus on building eco-friendly golf courses and retaining the value of the land around such courses for future subdivision. We believe the completion of the construction of a new course thus enhancing the value of such subdivided land, because the addition of a golf course to a community usually results in systematic improvement of local infrastructure and rapid development of local businesses.

We may either sell the subdivided land to a real estate company or develop luxury villas on such land. The buyers of our subdivided land, usually real estate developers, will later be responsible for the residential land development activities which include overseeing the construction of residential buildings, etc. If we decide to develop and construct villas, we will work with developers that are our strategic partners (such as Beijing Capital will be our first choice). Villa facilities and amenities generally include restaurants and housekeeping service. In general, around 30 to 40 villas are planned to be built on one golf course, depending on the size and area of the land. Each villa will be customized according to its surrounding environment and catered to customers’ needs.

Phase 4:  Operation.

Once the construction of our own golf course is completed, we may outsource its daily operation in return for a concession fee by retaining a percentage of the greens fees, food and beverage concessions, golf cart rentals, retail merchandise sales, driving range fees, social memberships and annual dues. As part of our growth strategy in a medium and long term, we may alternatively take on managing and operating some of the golf courses designed and constructed by ourselves, which may contribute as a stable revenue stream. In addition to membership fees, our revenue of course operations will also be derived from management of other amenities at the golf club, such as restaurants and gift shops.

Planned Projects Based on New Business Model

Our planned projects to be built based on our new business model are set forth in the following table:

Planned Projects Based on Our New Business Model
Item	Project Name	Location	Description of Project	Project Initiation Date	Expected Completion Date
1	Miyun Golf Course	Beijing	Golf course construction and investment	Second Half of 2010	2013
2	Daxing Golf Course	Beijing	Golf course construction and investment	Second Half of 2010	2013
3	Yanqing Golf Course	Beijing	Golf course construction and investment	Second Half of 2010	2013
4	Shuangqiao Golf Course	Chengde, Hebei Province	Golf course design, construction and investment	Second Half of 2010	2013
5	Chong Ming Golf Course	Shanghai	Golf course design, construction and investment	Second Half of 2010	2013
6	Huashan Holiday Inn	Xian, Shaanxi Province	Construction and investment	Second Half of 2010	2011
7	Mao Zedong Sports Park	Shaoshan, Hunan Province	Golf course design, construction and investment	Second Half of 2010	2013
8	Jinan Wujiapu Thermal Spring Project	Jinan, Shandong Province	Golf course design, construction and investment	Second Half of 2010	2013

As of the date of this Report, we are in the process of acquiring land use rights to develop 7 golf courses and one hotel resort which includes a mini golf course. We will acquire the land use right in all these planned projects. For example, the Beijing Miyun Qianqi Golf Course (the “Miyun Project”) which is located near the Miyun Reservoir in Beijing, we have obtained a leased land of 600,000 square meters (or 148 acres) to build an 18-hole course and another piece of land of 100,000 square meters (or 25 acres) to build villas. The Beijing Daxing Golf Course (the “Daxing Project”), which features a 60 Celsius-degree (or 140 Fahrenheit-degree) hot spring underground, has already obtained a lease land of 600,000 square meters (or 148 acres) for the construction of an 18-hole course and another land of 218,000 square meters (or 54 acres) for the villa and residential development The Beijing Yanqing Golf Course (the “Yanqing Project”), located near the Longqingxia Gorge, has cooperated with and leased from the local farmers a land of one million square meters (or 247 acres) for an 18-hole course construction and another parcel of 133,200 square meters (or 32.1 acres) for villas.

We are also currently in negotiation with local governments to complete the acquisition of two additional parcels of land, one in Jinan City of Shandong and another in Chongming County of Shanghai, so that the two planned projects may begin by the end of 2010.

The land acquisition costs of the above mentioned three projects are being financed from working capital. The anticipated total development costs (including land acquisition cost) for the three courses which will later be funded by the cash flows from the pre-sale of membership interests, bank loans, strategic partner capital contribution or financing proceeds.

We have not begun to develop any of these five courses.  Nor have we begun to raise any funds through the advance sale of memberships to fund the development of any of these planned courses. Each of our planned courses will be developed by a separately created majority owned subsidiary, which may be jointly owned by our strategic partners, depending on whether our strategic partners are willing to invest in such project.

Golf Courses Site Selection

As guided by the PRC government policy, golf courses are preferably located in popular tourist areas such as scenic spots, historical sites, famous mountains or resorts, so that the golf industry may be incorporated into the Chinese tourism industry chain. A standard 18-hole golf course occupies around 80-100 hectares. As other amenities such as club houses, restaurants, shops, hotels, sports facilities are added to a golf course, the total area of such course will expand to around an average of 133 hectares.

The actual area of the land needed for constructing a golf course depends on several factors, among other things - the topography, landscape, length of fairway, numbers and scale of trees, ponds, lakes and creeks, distance between two neighboring golf holes as well as local economy, the number of potential golfers, supportive local government policies, the real estate development potential, etc. A prime golf course should guarantee constant visitation by golf players, reduced land development and course construction costs as well as lower lawn maintenance costs once the course commences operations. Three of our five planned golf courses are located in the Beijing area which has the largest golfer population in China.  In terms of land feature, the quality of soil, topography, garden or park resorts, and scenery and water resources often determines the cost of a course’s future operation.

From the regulatory perspective, the government encourages that overflow land, beaches, barren slopes, barren mountains, barren land, woodland, green area and abandoned fish pond, even stinking ditches and tipping sites be used as sites for golf courses. Any farmland or fruit gardens with low production that is taken as part of a course may be possible but not encouraged. PRC laws also forbid the use of certain types of land, among other things, basic farmland and national public welfare forests.

A hilly landscape is usually favorable to beautiful and challenging golf courses. For instance, raised land can be used as tees, and tall and large trees can compliment visually stunning contours of a fairway. Mountainous terrain, however, usually requires land clearing and bulk excavation to form a suitable fairway. Large-scaled groundwork may increase construction costs and lead to soil structure damage, water and soil erosion, etc. Aside from the potential profits, another important criterion for us to select and build a course is water-wise and eco-friendly. Therefore, our golf courses routing is worked and reworked in order to form a synthesis with environmental sensitivity, local design requirements and the overall project parameters.

We are constantly looking for suitable land for golf projects, such as non-farming non-forest land with the local municipal planning to develop sports, entertainment and tourism industries in the future. In the third and fourth quarters of 2010, we also plan to acquire 7 golf courses land to be used to build golf course.  We expect the value of the land attached to these golf courses to increase as a result of golf course and club facilities construction, land planning, subdivision and local community development, which will substantially increase the price when we sell the surrounding land for villa construction to a real estate company.

Our decision process in seleting a new golf course site typically involves (i) extensive market research by our sales department, (ii) location analysis by our design and construction team, and (iii) assessment of the local investment environment by our consultants.  After the decision is made, we then contact the local governmental agencies to negotiate and sign leasing contracts and acquire the necessary permits, approvals and registrations to commence construction and operation of our golf facilities.

Strategic Alliance

To optimize the development process of our golf courses and to realize optimal value of the subdivided land, our strategy is to form strategic relationships with influential real estate developers, such as Beijing Capital, which is one of the largest Chinese state-owned real estate companies that focuses on urban real estate development, urban infrastructure construction. Beijing Capital, with an asset value of approximately RMB 75 billion and group profit of RMB 700 million as of 2006, has expressed particular interest in investing in golf industry, including undertaking the residential houses or buildings development projects.

On March 31, 2010, we entered into a letter of intent with Beijing Capital to outline our alliance in on-going and future projects. On June 21, 2010, Shenyang Yanzikou, Shanghai Zhonggao and Beijing Production Materials Trading Co., Ltd.(“BPMT”), one of the subsidiaries of Beijing Capital, entered into a Cooperation Framework Agreement (the “Framework Agreement”), where all parties will jointly invest in Beijing Chengnan Knight Real Estate Development Co., Ltd. (“Chengnan Knight”) to develop some of our future golf projects, namely the Daxing Project in Beijing and the Maozedong Sports Park Project in Hunan Province.

Under the Framework Agreement, the registered capital of Chengnan Knight will be increased to a total of RMB 42 million in the first round, where BPMT has already contributed RMB 21 million, the equivalent of 51% of the ownership interest of Chengnan Knight, in May 2010.  Shenyang Yanzikou and Shanghai Zhonggao will in the first round contribute RMB 8.4 million and RMB12.18 million respectively, representing the ownership of 20% and 29% of Chengnan Knight. For the second round of increasing Chengnan Knight’s registered capital, BPMT will contribute a piece of commercial land of 17,812 square meters (with estimated value of RMB 67 million to RMB 1 billion that is subject to final appraisal), which will represent 51% of the increased registered capital of Chengnan Knight. Based on the appraised value of the contributed land from BPMT, Shenyang Yanzikou and Shanghai Zhonggao will contribute to Chengnan Knight 20% and 29% of its increased registered capital.

In addition, pursuant to certain memorandum between Shanghai Zhonggao and BPMT, dated June 21, 2010, Shanghai Zhonggao will acquire the majority interest in BPMT in a near future. The terms and conditions for such acquisition have not been finalized.

BPMT was established in 1998 and reorganized in December 2006. 44.67% of BPMT is currently owned by Beijing Capital and the remaining 55.33% is owned by Beijing Capital’s subsidiary, Beijing Capital Trading Co., Ltd. BPMT’s primary scope of business includes: selling cars, motorcycles, tractors, auto parts, metal, chemical, and building materials, timber, coal, hardware, paper products, crude oil, mechanical and electronic equipment; business information service; certain merchandise and technology importing and exporting; car leasing.  It has an extensive sales network in different regions in China and established business relationships with its nationwide customers, business partners and affiliates.  With a registered capital of RMB150 million, BPMT has equity interests, either controlling or minority, in 10 automobile sale companies in China.  It is an authorized car dealer for ten car brands and operates seven sales-to-service fully integrated automobile “4S” (i.e. sale; spare parts; service; survey) brand stores.  It has an extensive retail car sales network that covers Beijing, Tianjin, Shandong Yantai and Shenzhen, in addition to its distribution channels in all major auto parts and second-handed car markets in China.  In 2007, BPMT sold 11,915 cars and repaired/maintained 128,491 cars.  In 2008, BPMT sold 9,853 cars and repaired/maintained 135,584 cars. It achieved revenues of approximately RMB1.87 billion in 2008 and close to RMB1.8 billion in 2009 according to the latest audit report of BPMT.  Its book assets was approximately RMB730 million at the end of 2008 and roughly RMB775 million at end of 2009.

If Shanghai Zhonggao acquires the majority interest of BPMT in the future, we will effectively control Chengnan Knight.

We believe that our alliance with Beijing Capital will help enhance our credibility in the golf market, increase public awareness and facilitate necessary approvals.. As a strategic partner, Beijing Capital has substantial resources, including land it already owns, which we can co-develop (such as the 17,812 square meters land to be contributed to Chengnan Knight).

Golf Club Memberships

As one of the funding resources of our new business model, we will launch pre-sale of memberships for golf courses once the construction commences.

The initiation fees of golf memberships may fund the construction of a new course. The pricing of memberships varies among different geographic areas due to the local market conditions, and the prices of memberships also increase through different stages of the construction so as to provide more incentives for early subscriptions. We plan to categorize memberships of a private golf club into several tiers at different prices as illustrated in the following table. All descriptions of memberships below are qualified in their entirety by the text of the Articles of Association for the Members of the Club which is filed herewith as Exhibit 10.7.

Membership Type*	Description
Individual (Lifetime)
This membership entitles those approved to enjoy the full use of all the facilities of a golf club with no obligation to pay greens fees or court fees and to sponsor their spouses or children as guests on the golf course. Such members shall be subject to an initiation fee of initially $20,000, if subscribed during the early stage of the new course construction and may later rise up to $30,000. An annual due of $700 will also be charged after the golf course starts operations.

Corporate (including Named and Unnamed memberships)
Corporate membership will allow a maximum of 4 full-time employees as corporate members. Corporate memberships offer three types of packages at different rates of initiation fees: 1. one named membership + one unnamed membership for a total cost of $50,000; 2. one named membership + two unnamed memberships for a total of $70,000; and 3. one named membership + three unnamed memberships for a total of $100,000. The annual due for all three types of corporate memberships is $1,700.

Family
The spouse or the children under 21 years old of an individual resident member may apply for a family membership. A family membership entitles such family member to the same right as an individual member. A family membership’s initial fee is $40,000 and required an annual due of $1,000. A family membership will cease immediately upon: (i) the second month after the children’s 21st birthday; or (ii) the failure to remit the annual due.

Annual	An annual membership may entitle such member to full access and use of the golf course to play golf for a period of one year.
Social
Social membership privileges include full access to and participation in all activities other than golfing, which include, among other things, the clubhouse, dining, and all recreational and social events.

* All membership types referred to in the above table are for residents within a 100-kilometer radius from our golf clubs. Non-resident memberships will entitle residents outside the 100-kilometer radius to the use of all facilities of our golf club during certain designated period. The initiation fee of a non-resident membership is initially offered at $10,000, if subscribed during the early stage of a golf course construction and may rise up to $20,000. No annual due will be charged.

A breakdown of the revenues that may be generated from the sale of our memberships is as follows:

Items	Applicable Fees per Member (during construction)	Estimated Subscriptions per Course (during construction)	Applicable Fees per Member (after construction)	Estimated Subscriptions per Course (after construction)	Total Revenue
Membership Initiation Fee	$20,000	500	$30,000	300	$19,000,000
Individual Member Annual Due	-	-	$700	800	$560,000 / year
Annual and Social Memberships	-	-	-	-	$290,000 / year

Membership Initiation Fees:

Although membership is specific to one club, members may pay a premium to gain access to our other clubs around the country.   There will be a limited number of members.  We anticipate that each of our courses will have about 500 members during construction.  We plan to increase the cost of memberships each year after completion of an 18-hole course.

Membership initiation  fees will range from $10,000 to $30,000 depending on the location of the course and the nature of the membership. Twenty percent (20%) of the membership initiation fees will be payable up front, with the balance becoming payable on completion of the first nine holes.

Members have resale rights after a certain period of time.

Annual Dues

Once the golf facility commences operations, each individual member is also subject to annual dues of $700.  The annual dues for family memberships are $1,000. And for corporate memberships, the annual dues are $1,700 for all three types of packages.

We anticipate approximately 500 membership subscriptions during the construction of a new course and another 300 after the completion of such construction, which may contribute an aggregate of approximately $20,000,000 to our revenue within 5 years after the initiation of the construction of a course. The revenues from the sales of our memberships consist of membership initiation fees and annual dues. For each golf course, we will limit the numbers of members to around 800 per course in order to maintain high quality services and to increase the value of such memberships. Therefore, we expect the revenue may be generated from the initiation fees of a new course for around four years, and the annual dues of the initial members and the fees from annual and social members will then continuously contribute to our revenue stream beginning in the third year and the fifth year, respectively, after the initiation of the course construction. However, once our course is outsourced to a third party for management and operations, we may not be entitled to memberships’ annual dues of such golf club.

Secondary Market Transfer Fee

Two years after the new golf club launches operations, a member may be able to transfer his/her/its own membership to a third party in an open market. We will be entitled to the remaining 10% of the transfer price if we continue to own and operate such golf club.

Golf Industry in China

History

Golf was introduced to China in early twentieth century.  In 1931, a golf game center was established in Shanghai. In the same year, the Chinese, British and American businessmen founded a golf club, and opened a golf course near the stadium by Nanjing cemetery. In 1984, the first contemporary golf course in China - Guangdong Zhongshan Hot Spring Golf Club – was built and open. This represents the beginning of modern-age golf in China. In May 1985, the Chinese Golf Association was established in Beijing, China. In 1986, the Shanghai Golf Club was established in Shanghai, China.

In the following decade after 1980s, golf became a popular sport in China, with Guangdong, Shanghai, and Beijing being the centers of this new sport. The first generation of Chinese golfers also grew up during these ten years with very limited training resources, until the monumental year of 1990 when the National Sports Commission sent 11 golfers to Japan to learn and practice golf in preparation of the Beijing Asian Games Golf Tournament, who later became the major leading players of golf. (http://sports.sina.com.cn ).

In 1998, Golf was approved to enter to the Asian Sports Games. On October 9, 2009, Golf was approved to be included in the 2016 Olympics Games. On March 1, 2010, Golf was approved to be included in the 12th National Games of the People’s Republic of China 2013.

In 2002, China's first public golf course, Shenzhen Longgang Public Golf Course, was officially opened.

In July 2005, the General Administration of Sport of China specially set up a new “Small Ball Sports Management Center” to manage small ball sport including golf in a project-based way to better utilize resources to support the industry. This is the first time golf sport is included into an official management structure, which leads the golf sport to a historically rapid developing new stage.

Growth

According to the fifth national sports survey (http://www.sport.gov.cn), golf course development in China was very slow before the 1990s: there were a total of less than 10 courses. Since 1992, however, the golf industry experienced a very significant growth, but also demonstrated distinct geographical differences: most of the development was happening mainly in the Pearl River Delta, Yangtze River Delta, the southeast coast and the Beijing-Tianjin-wing, the economically developed regions.  Among them, the Pearl River Delta region currently has 55 golf courses, ranking first nationwide, followed by Beijing, Shanghai, Shandong and Fujian. So far, China has more than 500 golf courses and driving ranges, more than 3 million golfers, at an annual growth rate of approximately 20% to 30%, according to Zhang Xiaoning, a director of State Sport General Administration Ball Sports Management Center. (http://news.xinhuanet.com).

At present, most golf courses in China implement the membership model, which account for 92.8% of total golf facilities in operating. Other non-membership business models account for only 7.2% of the total, of which there are only three municipal public golf courses. The average price of an 18-hole individual club memberships was RMB 325,000 yuan in year 2009, and the average price of daily visitors went as high as RMB 796 for every 18 holes. Recorded from 1984, 16 golf courses have been run-out-of-business. (Forward White Paper, China Golf Industry Report, 2009, Forward Group., http://www.forwardgolf.com.cn/electronic.asp).

"2011 Observation of China’s Golf Market Trends Forecast” has indicated that the United States has a population of 250 million, of which 30 million play golf; Japan has 120 million, of which 16 million play golf; Korea has 48 million, of which 5 million are golfers.  In these countries, golfers represent more than 10% of the total population.  China, on the other hand, currently has 3 million people playing golf, only 0.0023% of the total population.  Undoubtedly, there will be a huge potential for improvement in China. The revenue of the golf industry in China in 2006 reached RMB 47.9 billion; and in 2009, it exceeded RMB60 billion.  The potential golf consumers in 2008 were estimated at 20 million.

Chart: the World's Top Five Countries That Have The Most Golf Courses

Country	Number of Golf Courses
United States	19,800
United Kingdom	3,052
Japan	2,500
Italy	1,560
Germany	630

Source: 9988 China Business Information Network

According to a study jointly conducted by MasterCard International and Institute of China National Conditions Research, people tend to start golfing once their annual income exceeds $21,000.   (www.mastercard.com /cn)  Inferred from this study, China should have a much larger golfer population.  This indicates that China has a huge potential for the golf consumer market development.

In 1995, the Volvo China Open debuted in China. Subsequently, various game events such as Europe Tour, Asia Tour, and Japan Tour were launched one after another. China Tour, Beijing Open, Junior Amateur and other China domestic competitions also followed.  In particular, Shanghai Sheshan HSBC Championship has become worldwide golfers’ year-end finale, bringing the world golf climax to China every year at the end of season. This has put significant impact on China’s golf industry development.  It has changed the world golfing map, that China and Asia has won a place in a previously Europe and the United States-dominated world game.

What can match with the HSBC Championship is the Mission Hills World Cup.  In 2007, the “Olympic” in golf – Golf World Cup – was hosted at Mission Hills in Shenzhen.  This was the beginning of 12 consecutive years for this tournament to be held in Mission Hills. According to some research statistics, the event attracted roughly 330,000 spectators in aggregate over the past two years to view the game on the field, and was televised in 148 countries.  This turned out to be one of the world's most influential sporting events.

Behind the frequent commercial events is China's huge golf market potential.  The golf industry in Europe and the United States does not have as much market potential as China. While it is still in its infancy in, China is catching up with the rapid rise of China as one of the world's major economies.

It is widely believed that China will soon enter the era of golf, because the fast-growing Chinese economy and the increasing consumer demand is strong enough to support the golf industry to have a  compatible, fast and sustainable development.  According to statistics, the number of golf courses in China in recent years has grown at a 30% annual rate, but it still cannot meet the needs of golfers.   Various A number of courses are almost full during every season.   There areSome economists who believe the potential of the Chinese golf consumption is amazingly large huge.  Currently, it is estimated that 20 million people are golf consumers or potential golf consumers, and the number may exceed 50 million by the year of 2020. (Luo Junqiang, 2010: A Booming Golf Era in China; http://golf.21cn.com/wenhua/zt/2010/05/27/7554192.shtml)

Golf returning to the Olympics in 2016 is a breakthrough. China Golf Association indicated that it will actively promote the golf course construction over the next few years.  It is estimated that the number of golf courses in China will be increased from the current 500 to 2,700 by the year of 2015. (http://finance.sina.com.cn)

According to the forecast in "2011 Observation of China’s Golf Market Trends Forecast," with China's sustained, high speed growth of the Chinese economy, its golf industry will surpass Japan by 2015, reaching 2,700 golf courses, and there will be 50 million golf consumers by 2020.

On December 1, 2009, the Chinese State Council released a document regarding “Advice on accelerating the development of the tourism industry in China” (State Council Document No. 41, 2009, http://www.gov.cn/gongbao/content/2009/content_1481647.htm ). It states that “it is encouraged to actively promote leisure tourism and adjacent resorts, orderly develop golf courses and large scale theme parks, foster “red” tourism continuously and proprietary intellectual property rights of leisure products, mountaineering, skiing, scuba diving, camping, outdoor adventure, golf and other kinds of outdoor activities, specialty supplies and other products for hotels and restaurants.”

It is noteworthy that the words "limit, contain, prohibited, prohibited," that were consistently used by the policy makers referring to the golf industry, have been changed to "normal development" and “orderly development”.  This was the Chinese central government’s first direct reference to golf after golf’s inclusion in the Olympics.

China’s golf fitness and entertainment businesses are characterized by the increasing number of golf clubs and the growing golf tourism. Golf clubs are well positioned to integrate the fitness, leisure and entertainment businesses.

Compared with neighboring Southeast Asian countries, China's golf tourism enjoys obvious advantages in geography, weather conditions, transportation infrastructure and other favorable factors.  Golf tourism’s potential is very significant [LIN Yong-ge, Liang Yang, Guangzhou Institute of Physical Education China's Golf Industry's Development and Prospects]. Yunnan and Hainan provinces have emerged as two leading golf provinces due to their locations.  International golf enthusiasts from Japan, Korea, Hong Kong, Macau, Taiwan and other countries and regions like to and travel to China to play golf. As an example, Shenzhen Golf Club receives approximately 5 million golf visitors a year from Japan, Korea, Hong Kong, Macao and Taiwan. (Yu Xiaoping & Hongshen Xia, Analysis on the Root Factors of Golf Tourism and its Effectiveness, China Opening Herald, 2005,4(2):108-109.] The integration of golf and tourism has emerged as an important model in the golf industry’s development.

PRC Regulations on Golf Industry

Golf course developers in China are subject to the laws and regulations on both the central government level and local government level, with the former preempting the latter. Generally, the development of a golf course, especially the land acquisition, is subject to the review and approval by provincial or municipal governments in China. A notice issued by the PRC State Council in 1997 forbids the construction of a golf course on any farm land, forests or any arable land. In January 2004, the PRC State Council issued a notice to all provincial governments, municipalities and ministries of the State Council, advising that no new approval for golf courses shall be issued thereon. Accordingly, in December 2006, PRC Ministry of National Land and Resources implemented the Catalogue of Projects of Prohibited Land Use (2006), where golf course projects and villa development projects were listed.

In 2004, the Beijing Municipal Government inspected certain golf course projects that had completed or were then under construction, and Beijing suspended the construction of 8 golf projects that used arable land and did not complete its project approval procedures. In June 2004, the construction of five golf courses in Hebei Province was also suspended by the local municipality. Most recently, a case was also reported by the Ministry of National Land and Resource where a company in Inner Mongolia Autonomous Region changed the land from its original designated purpose to a golf course without approval.

In 2009, however, State Council Document No. 41 stipulated that the golf industry should be developed in an orderly fashion.

In addition, pursuant to the latest Industrial Catalogue for Foreign Investments issued by the State Council of the PRC in December 2007, foreign investment in the construction and operations of golf courses is prohibited.

In State Council Document No. 44 in 2009, it stipulates, “in line with overall land use planning and urban and rural planning, non-encroachment on cultivated land, especially basic farmland, the effective protection of forests and the ecological environment, safeguard the legitimate rights and interests of farmers and land formalities according to law under the premise of scientific planning, total control, rational distribution, regulate the development of golf and tourism.” (http://www.gov.cn/gongbao/content/2009/content_1481647.htm)

In State Council Document No.22, 2010, the government mentioned that subsidies will be provided to promote the development of China’s Sports Industry, both private and foreign capital investments are encouraged, and supporting qualified enterprises to enter the capital market, through the issuance of bonds, stocks, and project financing, asset reorganization, share exchange and other means of financing for sports facilities development. (http://www.gov.cn/zwgk/2010-03/24/content_1563447.htm)

Based on the above, we believe the Chinese government’s rules and regulations on golf industry have a trend of loosening restrictions and gradually shifting to more encouraging and supporting policies.

Competition

In China, governmental regulations limit competition in the golf industry by permitting the construction of no more than one golf course in any particular city. As a result, there is no major national operator of golf courses or golf-chain owner in the PRC.

The major golf industry players in China include the following:

•	Mission Hills Group, a golf club owner based in Shenzhen, which opened a 12-course club, the world’s largest club, in 1992 in Guangdong Province and owns another club in Haikou of Hainan Province.
•	Nanshan Golf Club which has 15 courses primarily in Shandong; and
•	China International Trust and Investment Corporation (“CITIC”) which is state-owned and has about 20 courses in different places.

Currently, none of above competitors provides members the right to play in multiple cities / locations.

As the golf industry in China grows and more golf courses open around the country, we may face increased competition from the golf courses with corporate guests as well as for tournament sponsorships. Factors influencing our competitiveness include, among other things, price, reputation, the availability of aggregate materials, machinery and equipment, financial strength, knowledge of local market conditions, and project management and estimating abilities.

The principal competitive factors in our market may include:

•	Breadth and variety of golf course services;
•	Ability to design standard and customized golf courses that meet customers’ needs;
•	Ability to provide a reliable solution in a timely manner;
•	Quality customer service and support; and
•	Financial and operational stability, including industry reputation and financial credit.

We believe that our business model distinguishes us from our peers in terms of execution, safety, and cost control and work experience. In this regard, we believe that our business strategies, which are based on our following core competencies, provide us with some significant competitive advantages:

•
Precise execution: Given our proven track record of the projects completed and clients’ reviews, we believe that our ability to design, construct and manage complex golf course projects gives us a distinct competitive advantage. We always strive to complete our projects on schedule while meeting or exceeding all client specifications. In an increasingly competitive environment, we are also continually emphasizing cost controls so that our clients achieve not only their performance requirements but also their budgetary needs.

•
Financial strength:  We strive to maintain a solid financial condition by placing an emphasis on having a strong balance sheet and high investment return. Expanding our business strategy from solely golf design and construction to the comprehensive land development, and golf course management in year 2010, especially our strategic partnership with Beijing Capital will result in financial strength to fund our strategic initiatives, pursue opportunities for growth and better manage unanticipated cash flow variations.

•
Safety: One of our core value and a fundamental business strategy is our constant pursuit of work safety. Both for us and for our clients, the maintenance of a safe workplace is a key business drive. In the areas where we provide our services, we have delivered and will continue to deliver excellent safety performance. A safe job site decreases risks on a project, assures a proper environment for our employees therefore enhances their morale, reduces project costs and the exposure to potential work compensation liability and eventually improves client relations.

•
Long-term Client Relationships: While we aggressively work towards pursuing and serving new clients, we also believe that the long-term relationships we have built with our major clients allow us a better understanding of their requirements. These types of relationships also facilitate a better understanding of many of the risks that we may face in a project or with a client therefore allowing us to better estimate risks and to solve problems. We have worked towards an alliance-like relationship with many of these clients and by doing so; we better understand their business needs.

•
Strategic alliances: We believe that our strategy to form strategic alliance with our business partners brings us significant competitive advantages. On March 31, 2010, we entered into a long-term strategic alliance letter of intent with Beijing Capital, a state owed large infrastructure company, pursuant to which Beijing Capital will assist us in the process of land acquisition, among other things, getting approval from the local government, speeding up the process, negotiating with them the local farmers. In addition, pursuant to a Cooperation Framework Agreement dated on June 21, 2010, Beijing Capital’s controlled subsidiary will co-invest with Shenyang Yanzikou and Shanghai Zhonggao in a joint venture to develop golf projects in China. Our alliance with Beijing Capital, in our belief, will be beneficial to our potential land development business. Furthermore, we are also utilizing our own resources to seek other potential strategic alliance with other business giants, state-owned enterprise and golf institutes. We believe this strategy will enable us to establish a national golf chain in China, and will eventually generate substantial benefits for our shareholders.

•
Risk Management: We believe that our ability to assess, understand and gauge risks of projects, especially those involving different locations, in geographically challenging areas or circumstances or those that are based on a fixed-price contract, enables us to selectively enter into a market or accept projects that may yield benefits to our business. We have an experienced management team, particularly in risk management and project execution, which helps us to anticipate and understand potential risks as well as to better manage such risks. Our risk management capability allows us to better control costs and ensure timely performance, which in turn leads to clients who are satisfied with the delivered projects.

Under the current circumstances, we believe the above competitive strengths allow us to compete effectively in the golf course management and project construction industry in China and we believe that we can leverage our experience to capture the growth opportunities in the markets.

Contracts and Customers

Our golf course design and construction contracts with our customers are primarily of fixed price. Fixed price contracts are priced on a lump-sum basis where we should perform all the work within a specified budget. Our contracts are generally obtained through competitive bidding and negotiations process with golf course owners. Our contract risk mitigation process includes identifying risks and opportunities during the bidding process, reviewing bids that meet certain criteria set by our management.

There are a number of factors that may result in variability in our contract performance, as compared to a project’s original bid. Some of the most significant factors include the completeness and accuracy of the original bid, costs associated with later project changes, increased overhead expenses and severe weather conditions that delay the project, subcontractor performance issues, changes in productivity expectations, site conditions that differ from those assumed in the original bid, the availability and skill level of workers in the project and changes in the availability and proximity of equipment or materials. All of the above factors may result in inefficient contract performance, which can drive up costs and lower profits. On the other hand, if any of these or other factors is more positive than the assumptions in our bid, project profitability may exceed our estimation. Golf course design-and-build projects typically incur additional costs such as right-of-way and permit acquisition costs and carry additional risks such as design error risk and the risk associated with estimating costs before the project design is completed. Design errors may result in higher construction costs and additional liability to the contract owner. Although we manage this additional risk by adding contingencies to our bid amounts, obtaining errors and omissions insurance and obtaining indemnifications from our design consultants, there is no guarantee that these risk management strategies will always be successful.

Our current primary customer base is in the northeastern region of China, where our completed courses have already commenced operations. The following table shows our contract revenue generated from our major customers that account for more than 10% of revenue for the year ended December 31, 2009 and 2008, respectively:

	December 31, 2009		December 31, 2008
	Revenues	% of Revenues	Revenues	% of Revenues
Shenyang Meteorite Mountain	769,379	60%	2,114,733	58%
Beijing Yanzikou International Sports	-	-	1,236,410	34%
Zhanjiang East Coast Tourism	122,967	10%	-	-
Zhejiang Jinhua Holding.	380,611	30%	-	-

Sales and Marketing

We maintain a marketing and sales force for our golf course construction project development with 45 employees specializing in marketing and sales (including 2 full time staffs and other commission-based sales and marketing employees). We conduct our marketing and sales activities by targeting local golf associations, luxurious car owners and villa owners, current club members as well as other high income groups. We use different sales and promotion strategies to target different customers, such as gift promotion, telemarketing, referrals by our current clients and customers, organized exhibitions and presentations as well as hosting tournaments on our golf course facilities, etc. Our marketing and sales teams work closely with each other in order to determine the appropriate selling plans for a particular project. We utilize our customer relationship management system to track customer profiles to forecast future market demands for our services.

Our current primary customer base is in the northeastern region of China, where our completed courses have already commenced operations.  However, as part of our efforts to grow our business as a nationwide golf chain, we are constructing 3 additional resorts across other regions of China. We believe our strategic cooperation with our business partners will help us to strengthen our sales and marketing efforts, broaden our market coverage and enable us to establish a national golf chain in China in the near future.

Suppliers

We purchase our construction equipment and materials from a variety of sources. We have a good relationship with all our suppliers and do not anticipate any difficulty in continuing to receive all necessary supplies on terms acceptable to us. We have not experienced difficulty in procuring a sufficient supply of materials in the past. We typically agree to billing terms with our suppliers ranging from net 30 to 45 days. To the extent that our current suppliers are unable or unwilling to continue to supply us with materials, we believe that we would be able to obtain such materials from other suppliers on acceptable terms. Currently, we have one subcontractor, Shenzhen Jiexing Golf Course Management Co. Ltd., who supplies us more than 10% of our total purchase.

Seasonality

Our business is subject to seasonal fluctuations. The second and third quarters of our fiscal year are typically our strongest quarters. Since the weather in April through September is optimal to golfers, most golf projects would need to complete the construction before the summer months. The first and fourth quarters of our fiscal year are typically our weakest quarters. This is caused to some extent by winter weather constraints on the outdoor golfing and construction activities.

Employees

As of the date of this Report, we had a total of 39 employees, including 8 executives in charge of our various departments.  80% of our employees have received college or university education and we also have three registered architects. The following chart shows the number of our employees involved in the various aspects of our business:

Department	Executives*	Staff
Admin	1	2
Capital Market	3	2
Accounting Department	1	5
Project Management	2	3
Strategic Alliance	3	0
Government Relationship	2	3
Golf Course Design and Construction	2	15
Sales and Marketing	1	1
Golf Course Operation	2	0
Land Development	2	0
Project Company	2	2
Total	8	31

* One executive or staff may be in charge of more than one department.

Employee compensation is composed of a salary plus subsidies based on position, education level, length of service, performance and bonus incentives based on monthly revenues. From time to time, we also hire part-time sales and marketing staff and construction workers. These part-time marketing staff and construction workers are paid based on sales commission or daily wages depending on the progress of the project construction.  Their cost will be counted into cost of sales and construction cost.

We participate in various employee benefit plans that are organized by municipal and provincial governments, including medical, work injury and maternity benefit plans for our employees. In addition, we provide short-term insurance plans for all our employees while on duty to cover work-related accidents. We have entered into non-competition agreements with our management and key personnel, which prohibit them from engaging in any activities that compete with our business during, and for one or two years after, the termination of their employment. We have also entered into confidentiality agreements with all of our employees.

We have not been subject to any strikes or labor disturbances that have interfered with our operations, and we believe that we have a good relationship with our employees.

Quality Control

We emphasize quality control to ensure that our projects meet our standards and provide high quality services to our clients. We have implemented a rigid quality control system and devote significant attention to quality control procedures at every stage of our construction process. We monitor our construction process closely to ensure our services meet our client’s expectations. In addition, we regularly seek feedback from our clients on the quality of our projects or services performed, including services performed by our subcontractors.

Environmental Matters

We are subject to various environmental laws and regulations set by the PRC national, provincial and municipal governments. These include regulations on air pollution, noise emissions, as well as water and waste discharge. Our golf course design and construction projects as well as golf course maintenance services are normally required to undergo an environmental impact assessment by government-appointed third parties. And a report of such assessment needs to be submitted to the relevant environmental authorities in order to obtain their approval before commencing the construction. Upon completion of each project, the relevant environmental authorities inspect the site to ensure the applicable environmental standards have been complied with. In the past, we have not experienced any difficulties in obtaining those approvals for commencement of construction and delivery of completed projects.

RISK FACTORS

Risks Related to Our Business and Our Industry

Our business is subject to land-use rights regulation.

Golf courses developers in China are subject to the laws and regulations on both the central government level and local government level, with the former preempting the latter. Generally, the development of a golf course, especially the land acquisition, is subject to the review and approval by provincial or municipal governments in China. A notice issued by the PRC State Council in 1997 forbids the construction of a golf course on any farm land, forests or any arable land. In January 2004, the PRC State Council issued a notice to all provincial governments, municipalities and ministries of the State Council, advising that no new approval for golf courses would be issued. Accordingly, in December 2006, the PRC Ministry of National Land and Resources implemented the Catalogue of Projects of Prohibited Land Use (2006), where golf course projects and villa development projects were listed.

In 2009, PRC State Council Document No. 41 mandated orderly development of the golf industry . Another State Council Document No. 44 in 2009 reiterated that “in line with overall land use planning and urban and rural planning, non-encroachment on cultivated land, especially basic farmland, the effective protection of forests and the ecological environment, safeguard the legitimate rights and interests of farmers and land formalities according to law under the premise of scientific planning, total control, rational distribution, regulate the development of Golf tourism.”

 In 2004, the Beijing Municipal Government inspected certain golf course projects that had completed or were then under construction, and suspended the construction of 8 golf projects that used arable land and did not complete its project approval procedures. In June 2004, the construction of five golf courses in Hebei Province was also suspended by the local municipality.  Most recently, a case was also reported by the Ministry of National Land and Resource where a company in Inner Mongolia Autonomous Region changed the land from its original designated purpose to a golf course without approval.

Although we have obtained all necessary approvals for all our current projects under construction, there is no assurance that we can obtain all approvals for all of our projects in the future, nor can we guarantee that the current projects may be subject to future government inspection or suspension.

Our business is subject to environmental regulation; we may face possible liability for environmental cleanup costs and damages for contamination related to our properties which could harm our business.

We are subject to various environmental laws and regulations set by the PRC national, provincial and municipal governments. These include regulations on air pollution, noise emissions, as well as water and waste discharge. Our golf course design and construction projects as well as golf course maintenance services are normally required to undergo an environmental impact assessment by government-appointed third parties. In addition, a report of such assessment needs to be submitted to the relevant environmental authorities in order to obtain their approval before commencing the construction. Upon completion of each project, the relevant environmental authorities inspect the site to ensure the applicable environmental standards have been complied with.

Although we have not experienced any difficulties in the past in obtaining those approvals for commencement of construction and delivery of completed projects, we cannot guarantee you that we will not violate these laws or that we will not have any difficulty obtaining those approvals in the future. Any failure to comply with these laws could result in capital or operating expenditures or the imposition of severe penalties or restrictions on our operations that could adversely affect our future club operations and real estate development.  In addition, these laws and regulations could change in a manner that harms  our ability to conduct our business or to implement desired expansions and improvements to our facilities.

The costs of complying with these requirements, and of paying penalties, fines, assessments and the like related to non-compliance, as they now exist or may be altered in the future, could adversely affect our business. The cost of compliance with such regulations for penalties, remediation and other costs arising out of non compliance, can be large.

Because under the new business model, we will own and operate real property, various state and local laws may impose liability on us for the costs of removing or remediating various hazardous substances, including substances that may be currently unknown to us, that may have been released on or in our property or disposed by us at third-party locations. The presence of hazardous substances on a property or the failure to meet environmental regulatory requirements may materially adversely affect our ability to use or sell the property, or to use the property as collateral for borrowing, and may cause us to incur substantial remediation or compliance costs. In addition, if hazardous substances are located on or released from one of our properties, we could incur substantial liabilities through a private party personal injury claim, a claim by an adjacent property owner for property.

If we are not able to obtain suitable financing, our business will suffer and we may not be able to execute our growth strategy.

Our business and growth strategy depend substantially on our ability to obtain financing for the acquisition of land use rights and the development of our golf courses, whether from sales of the golf course memberships, bank borrowings, public offerings or private placements of debt or equity.  If we are not able to obtain suitable financing at reasonable terms, our costs for financing will likely increase and our revenues may decrease, or we could be precluded from executing our growth strategy and continuing our operations at current levels.

Our business is seasonal, which may cause fluctuations in our revenues.

The second and third quarters of our fiscal year are typically our strongest quarters. Since the weather in April through September is optimal to golfers, most golf projects would need to complete the construction before the summer months. The first and fourth quarters of our fiscal year are typically our weakest quarters due to the winter weather constraints on the outdoor golfing and construction activities. Since our revenues may fluctuate, we may be required to enter into short-term borrowings in slower periods in order to offset such fluctuations in revenues and to fund our anticipated obligations. In addition, adverse events occurring during our peak revenue periods would have an increased impact on our results of operations. We may not be able to secure short-term borrowing on favorable terms, or at all. A failure to compensate adequately for seasonality could harm our business and could severely limit our expansion plans.

We may be liable for the work done by our subcontractors, which may lead to higher construction costs.

We generally act as a primary contractor on most of the golf course construction projects that we undertake. We usually complete our projects relying on our own construction crew, but sometimes we subcontract certain parts, such as electrical and mechanical work. Although we have implemented a rigid quality control system to inspect and oversee our subcontractors’ work, there can be no assurance that they will perform as expected which could increase our costs and lower profits.

If we are not able to fund our capital contribution to our joint venture with Beijing Capital, our ownership in the joint venture will be substantially diluted.

On June 21, 2010, Shenyang Yanzikou, Shanghai Zhonggao and Beijing Production Materials Trading Co., Ltd. (“BPMT”), one of the subsidiaries of Beijing Capital, entered into a Cooperation Framework Agreement (the “Framework Agreement”), where all parties will jointly invest in Beijing Chengnan Knight Real Estate Development Co., Ltd. (“Chengnan Knight”) to develop some of our future golf projects. Under the Framework Agreement, Shenyang Yanzikou and Shanghai Zhonggao have committed to contribute RMB 8.4 million and RMB12.18 million respectively, representing the ownership of 20% and 29% of Chengnan Knight in the first round, and further contributed to a second round of increase of Chengnan Knight’s registered capital on a pro rata basis. If we are not able to secure sufficient funds to contribute to the registered capital, we may be subject to potential liabilities of breach of contract and our equity interest in Chengnan Knight may be substantially diluted. Such dilution of ownership may also adversely affect the mentioned projects that we plan to develop through Chengnan Knight thus result in a potential decline of our revenue.

Adverse changes in consumer spending habits may affect our growth, financial condition and results of operations.

The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer spending, including economic conditions affecting discretionary consumer spending such as employment, business conditions, interest rates and taxation. If consumer spending is adversely affected by economic conditions, our business and ability to execute our growth strategy would be harmed. Any adverse developments affecting the local economies in the markets, the Chinese national economy, including a general tightening of the availability of credit, increasing interest rates, increasing energy costs,  natural disasters, declining consumer confidence, continuing high rates of unemployment, declines in housing prices increased local or state taxes, decreases in real or perceived wealth or significant declines in the stock market could lead to a further reduction in discretionary spending on leisure activities, thereby materially and adversely affecting our growth strategies and our business, financial condition and results of operations.

We are exposed to risks associated with real estate development.

Under the new business model, we will have extensive real estate holdings near our golf resorts in China.  The value of our real property and the revenue from related development activities may be adversely affected by a number of factors, including:

•	unexpected construction costs or delays;
•	government regulations and changes in real estate, zoning, land use, environmental or tax laws;
•	attractiveness of the properties to prospective purchasers and tenants;
•	local real estate conditions (such as an oversupply of space or a reduction in demand for real estate in an area);
•	competition from other available property or space;
•	potential liabilities under environmental and other laws;
•	our ability to obtain adequate insurance;
•	interest rate levels and the availability of financing; and
•	national and local economic climate.

A downturn in the demand for residential real estate, combined with the increase in the supply of real estate available for sale and declining prices, may adversely impact our business.

The real estate development industry is cyclical in nature and is particularly vulnerable to shifts in regional and national economic conditions.  A potential collapse of the housing market in China will contribute to a recession in Chinese national economy, which will exert further downward pressure on housing demand.  As a result, the supply of existing homes for sale will rise nationwide.  Resort vacation unit rental and ownership is a discretionary activity entailing relatively high costs, and a continued decline in the regional or national economies where we operate could adversely impact our real estate sales and revenues.  Accordingly, our financial condition could be adversely affected by a continued weakening in the regional or national economy.

If the market values of our golf courses, our remaining inventory of subdivided parcels of residential use and other developed real estate assets were to drop below the book value of those properties, we would be required to write-down the book value of those properties, which would have an adverse affect on our balance sheet and our earnings.

We will seek to acquire and own the majority of our land, and we will subdivide and develop parcels with infrastructure improvements, both of which require significant capital expenditures.  Many of these costs are capitalized as part of the book value of the land development.  Adverse market conditions, in certain circumstances, may require the book value of the real estate assets to be decreased, often referred to as a “write-down” or “impairment.”  A write-down of an asset would decrease the value of the asset on our balance sheet and would reduce our earnings for the period in which the write-down is recorded. If market conditions were to deteriorate, and the market values of our home sites, remaining homes held in inventory and other land developments were to fall below the book value of these assets, we could be required to take additional write-downs of the book value of those assets.

We face intense competition, which could result in reduced acceptance and demand for memberships in our golf courses.

We compete with a number of companies in the PRC that are engaged in the design and construction of golf courses.   Many of our competitors have much greater financial, technical, research, marketing, distribution, service and other resources than we have.  Moreover, our competitors may have greater name recognition than we do in the marketplace.  Our competitors, including several development stage companies, may develop or market golf resorts that are more effective or commercially attractive than ours, or that may render our technologies obsolete.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

If we are unable to retain our key executive personnel and hire additional personnel as required, our business and prospects for growth could suffer.

We believe that our operations and future development are dependent upon the continued services of our key executive personnel.  Moreover, we believe our future success will depend in large part upon our ability to attract, retain and motivate highly skilled management employees.  If one or more members of our management team or other key personnel become unable or unwilling to continue in their present positions and if additional key personnel cannot be hired as needed, our business and prospects for growth could be materially adversely affected.

We may not have adequate internal accounting controls.  While we have certain internal procedures in our budgeting, forecasting, and management and allocation of funds, our internal controls may not be adequate.

We are constantly striving to improve our internal accounting controls. We hope to develop an adequate internal accounting control to budget, forecast, manage and allocate our funds and account for them. There is no guarantee that these improvements will be adequate or successful or that such improvements will be carried out on a timely basis. If we do not have adequate internal accounting controls, we may not be able to appropriately budget, forecast and manage our funds, we may also be unable to prepare accurate accounts on a timely basis to meet our continuing financial reporting obligations and we may not be able to satisfy our obligations under U.S. securities laws.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require us to provide an annual assessment of our internal control over financial reporting, and beginning with the fiscal year ended 2010 will require us to provide an attestation of this assessment by our independent registered public accountants.  The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence may be negatively impacted.

Risks Related to Our Corporate Structure

We control Beijing Shungao and Shanghai Zhonggao through a series of contractual arrangements, which may not be as effective in providing control over the entity as direct ownership and may be difficult to enforce.

We operate part of our business in the PRC through our variable interest entities, Beijing Shungao and Shanghai Zhonggao. We have no equity ownership interest in either Beijing Shungao or Shanghai Zhonggao and rely on contractual arrangements with Beijing Shungao, Shanghai Zhonggao and their shareholders that allow us to substantially control and operate the two entities. These contractual arrangements may not be as effective as direct ownership in providing control over Beijing Shungao or Shanghai Zhonggao, because such two entities or their shareholders could breach the arrangements.

Our contractual arrangements with Beijing Shungao and Shanghai Zhonggao are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC.  Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. If Beijing Shungao, Shanghai Zhonggao or their shareholders fail to perform their respective obligations under these contractual arrangements, we may have to incur substantial costs to enforce such arrangements, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages.

The legal environment in the PRC is not as developed as in the United States and uncertainties in the Chinese legal system could limit our ability to enforce these contractual arrangements. In the event that we are unable to enforce these contractual arrangements, our business, financial condition and results of operations could be materially and adversely affected.

Risks Related to Doing Business in PRC

The PRC is a developing nation governed by a one-party government and may be more susceptible to political, economic, and social upheaval than other nations; any such upheaval could cause us to temporarily or permanently cease operations.

China is a developing country governed by a one-party government that imposes restrictions on individual liberties that are significantly stricter than those typically found in western nations. China has an extremely large population, significant levels of poverty, widening income gaps between rich and poor and between urban and rural residents, large minority ethnic and religious populations, and growing access to information about the different social, economic, and political systems to be found in other countries. China has also experienced rapid economic growth over the last decade, and its legal and regulatory systems have changed rapidly to accommodate this growth. These conditions make China unique and may make it susceptible to major structural changes. Such changes could include a reversal of China’s movement to encourage private economic activity, labor disruptions or other organized protests, nationalization of private businesses, internal conflicts between the police or military and the citizenry, and international political or military conflict. If any of these events were to occur, it could damage China’s economy and impair our business.

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business that we may be able to conduct in the PRC and the profitability of such business.

The PRC economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, the Company believes that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While the Company believes that this trend will continue, there can be no assurance that this will be the case.  A change in policies by the PRC government could adversely affect the Company’s interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC political, economic and social life.

The PRC laws and regulations governing the Company’s current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on the Company’s business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing the Company’s business, or the enforcement and performance of the Company’s arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Company and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, the Company is required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty.

The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. The Company cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on the Company’s businesses.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect the Company’s customers and the Company’s business.

All of the Company’s operations are conducted in the PRC and all of its revenue is generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, the Company cannot assure investors that such growth will continue. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC could adversely impact our client base thus materially and adversely affect the Company’s business.

Inflation in the PRC could negatively affect our profitability and growth.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation.  During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%.  These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, reduce demand, materially increase our costs, and thereby harm our market and our Company.

Governmental control of currency conversion may affect the value of an investment in the Company and may limit our ability to receive and use our revenues effectively.

The Company receives all of its revenues in Renminbi, which is currently not a freely convertible currency. The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars.  Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

The fluctuation of the Renminbi may materially and adversely affect investments in the Company and the value of our securities.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. As the Company relies principally on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect the Company’s cash flows, revenues and financial condition, and the price of our common stock may be harmed. For example, to the extent that the Company needs to convert U.S. dollars it receives from an offering of its securities into Renminbi for the Company’s operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on the Company’s business, financial condition and results of operations. Conversely, if the Company decides to convert its Renminbi into U.S. dollars for the purpose of making payments for dividends on its common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi that the Company converts would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to the Company’s income statement and a reduction in the value of these assets.

Recent PRC State Administration of Foreign Exchange (“SAFE”) Regulations regarding offshore financing activities by PRC residents have undergone a number of changes that may increase the administrative burden the Company faces. The failure by the Company’s stockholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent the Company from being able to distribute profits and could expose the Company and its PRC resident stockholders to liability under PRC law.

In the event that the proper procedures are not followed under the SAFE Circular 75, the Company could lose the ability to remit monies outside of the PRC and would therefore be unable to pay dividends or make other distributions. The Company’s overseas and cross border investment activities could be restricted, and its ownership structure affected. The Company’s PRC resident stockholders could be subject to fines, other sanctions and even criminal liabilities under the PRC Foreign Exchange Administrative Regulations promulgated January 29, 1996, as amended.  All of this could adversely affect our business and our prospects.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could hurt our business.

Although we are currently not subject to these regulations, we anticipate to become subject to the Foreign Corrupt Practices Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our Company, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.

Because the Company’s principal assets are located outside of the United States and the Company’s officers and some of the directors reside outside of the United States, it may be difficult for investors to enforce their rights in the U.S. based on U.S. federal securities laws against the Company and the Company’s officers and directors or to enforce U.S. court judgments against the Company or them in the PRC.

Shenyang Yanzikou, Beijng Shungao and Shanghai Zhonggao are all located in the PRC and substantially all of its assets are located outside of the United States; it may therefore be difficult or impossible for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. federal securities laws against the Company in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against the Company or its officers and directors of criminal penalties, under the U.S. federal securities laws or otherwise.

The Company may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. The Company may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, the Company may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards.

PRC regulations also involve complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.

Pursuant to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, effective as of September 8, 2006 and revised as of June 22, 2009, additional procedures and requirements were established that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce of the PRC (“MOFCOM”) be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies and special anti-monopoly submissions for parties meeting certain reporting thresholds. We may grow our business in part by acquiring other companies engaged in the production of ready-mixed concrete for developers and the construction industry in the PRC. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Pursuant to the latest Industrial Catalogue for Foreign Investments issued by the State Council of the PRC in December 2007, foreign investment in the construction and operations of golf courses is prohibited. Although we have established the contractual arrangements with our controlled operating companies in China, we cannot assure that such corporate structure will not be subject to the Chinese government’s inspection, nor can we guarantee the investments that originate from outside the PRC will be used in the operations and development of our controlled operating companies.

Our PRC stockholders are required to register with SAFE; their failure to do so could cause us to lose our ability to remit profits out of the PRC as dividends.

SAFE has promulgated several regulations, including Circular No. 75 (“Circular 75”), which became effective in November 2005, requiring PRC residents, including both PRC legal person residents and PRC natural person residents, to register with the competent local SAFE branch before establishing or controlling any company outside of the PRC for the purpose of equity financing with assets or equities of PRC companies, referred to in the Circular 75 as an “offshore special purpose company.” PRC residents that have established or controlled an offshore special purpose company, which has finished a round-trip investment before the implementation of Circular 75, are required to register their ownership interests or control in such “special purpose vehicles” with the local offices of SAFE. Under Circular 75, the term “PRC legal person residents” as used in Circular 75 refers to those entities with legal person status or other economic organizations established within the territory of the PRC. The term “PRC natural person residents” as used in Circular 75 includes all PRC citizens and all other natural persons, including foreigners, who habitually reside in the PRC for economic benefit. The term “special purpose vehicle” refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or PRC entities for the purpose of seeking offshore equity financing using assets or interests owned by such PRC residents or PRC entities in onshore companies, and the term “round-trip investment” refers to the direct investment in PRC by PRC residents through “special purpose vehicles,” including without limitation, establishing foreign invested enterprises and using such foreign invested enterprises to purchase or control (by way of contractual arrangements) onshore assets. The term “control” includes the possession of the operating rights and decision making rights in the “special purpose vehicles” through trust, voting trust, holding shares on behalf of others, or other methods.

In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend his/her/its SAFE registration with the local SAFE branch upon (i) injection of equity interests or assets of an onshore enterprise to the offshore entity, or (ii) subsequent overseas equity financing by such offshore entity. PRC residents are also required to complete amended registrations or filing with the local SAFE branch within 30 days of any material change in the shareholding or capital of the offshore entity not involving a round-trip investment, such as changes in share capital, share transfers and long-term equity or debt investments or, already organized or gained control of offshore entities that have made onshore investments in the PRC before Circular 75 was promulgated must register with their shareholdings in the offshore entities with the local SAFE branch on or before March 31, 2006.

Under Circular 75, PRC residents are further required to repatriate into the PRC all of their dividends, profits or capital gains obtained from their shareholdings in the offshore entity within 180 days of their receipt of such dividends, profits or capital gains. The registration and filing procedures under the Circular 75 are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction.

To further clarify the implementation of Circular 75, SAFE issued Circular No. 106 (“Circular 106”) on May 9, 2007, which is guidance that SAFE issued to its local branches with respect to the operational process for SAFE registration that standardized more specific and stringent supervision on the registration relating to the Circular 75. Under Circular 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s shareholders who are PRC residents in a timely manner. If these shareholders and/or beneficial owners fail to comply, the PRC subsidiaries are required to report such failure to the local SAFE authorities and, if the PRC subsidiaries do report the failure, the PRC subsidiaries may be exempted from any potential liability to them related to the stockholders’ failure to comply. The failure of these shareholders and/or beneficial owners to timely amend their SAFE registrations pursuant to the Circular 75 and Circular 106 or the failure of future shareholders and/or beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in the Circular 75 and Circular 106 may subject such shareholders, beneficial owners and/or our PRC subsidiaries to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries ability to distribute dividends to our company or otherwise adversely affect our business.

These regulations apply to our stockholders who are PRC residents. In the event that our PRC-resident stockholders do not follow the procedures required by SAFE, we could (i) be exposed to fines and legal sanctions, (ii) lose the ability to contribute additional capital into our PRC subsidiaries or distribute dividends to our company, (iii) face liability for evasion of foreign-exchange regulations, and/or (iv) lose the ability to consolidate the financial statements of our PRC subsidiaries under applicable accounting principals.

Risks Related to Our Common Stock

Our directors and officers beneficially own a significant portion of our common stock and will be able to exert significant influence through his position and stock ownership and his interests may differ from yours, and he could cause us to take actions that are contrary to your interests and that could reduce the value of your stock.

Our directors and officers as a group beneficially own 61.70% of our common stock. As a result, our directors and officers will be able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions such as business combinations. In any such stockholder vote, such director or officer’s interests may differ from that of other stockholders and they could cause us to take actions that are contrary to your interests and that could reduce the value of your stock.

There is currently no trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

Our stock is not traded on any market or exchange for our common stock.   We may  apply to have our common stock listed in the future, but we cannot ensure that our common stock would be accepted for listing on any  exchange.

The elimination of monetary liability against the Company’s directors, officers and employees under the Delaware law and the Company’s By-Laws, and the existence of indemnification rights to the Company’s directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against the Company’s directors, officers and employees.

A corporation may indemnify its directors, officers, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended. In addition, a corporation may purchase or maintain insurance on behalf of its directors, officers, employees or agents for any liability incurred by him in such capacity, whether or not the corporation has the authority to indemnify such person.

The effect of these provisions may be to eliminate the rights of the Company and its stockholders (through stockholder’s derivative suits on behalf of the Company) to recover monetary damages against a director, officer, employee or agent for breach of fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

This section discusses and analyzes the results of operations and financial condition of Goodintend. Goodintend conducts its business through Beijing Shungao and Shanghai Zhonggao, its operating variable interest entities located in the PRC.  Since Shanghai Zhonggao was newly established in June 2010, our operation results reflected in the financial statements for the years ended December 31, 2009 and 2008, as well as for the three months ended March 31, 2010 do not include the operating results of Shanghai Zhonggao.

Beijing Shungao and Shanghai Zhonggao, Goodintend’s operating subsidiaries located in the PRC, are engaged in the design and construction of golf courses in the PRC.  We do not currently operate or own any golf courses.

On July 6, 2010, Goodintend and all of the shareholders of Goodintend entered into a share exchange agreement with the Company, pursuant to which the Company issued to the shareholders of Goodintend 24,737,500 shares of Common Stock in exchange for all of the issued and outstanding capital stock of Goodintend. In addition, approximately 96.5% of the outstanding shares of Common Stock were purchased by Goodintend from Alpine Venture Associates, LLC, immediately prior to the Share Exchange Transaction. As a result of the Share Exchange Transaction, or Reverse Merger, Goodintend became a wholly-owned subsidiary of the Company.   The transaction will be accounted for as a reverse acquisition, except that no goodwill or other intangible will be recorded.  The recapitalization is considered to be a capital transaction in substance, rather than a business combination.

We intend for this discussion to provide the reader with information that will assist in understanding our financial statements, the changes in certain key items in those financial statements from year to year, and the primary factors that accounted for those changes, as well as how certain accounting principles affect our financial statements. This discussion should be read in conjunction with our audited financial statements and accompanying notes as of December 31, 2009 and 2008, and for the year then ended and the unaudited consolidated interim financial statements for the three months ended March 31, 2010.

Recent Development

On June 20, 2010, Shenayang Yanzikou entered into certain exclusive agreements with Shanghai Zhonggao Investments Management Co., Ltd. (‘Shanghai Zhonggao”) and its sole shareholder. Pursuant to these agreements, Shengyang Yanzikou provides exclusive consulting and other general business operation services to Shanghai Zhonggao, in return for a consulting services fee which is equal to Shanghai Zhonggao’s net income and obligation to absorb loss from Zhonggao, if any. In addition, Shanghai Zhonggao’s sole shareholder has pledged her equity interest in Shanghai Zhonggao to Shenyang Yanzikou, irrevocably granted Shenyang Yanzikou an exclusive option to purchase, to the extent permitted under China law, all or part of the equity interests in Shanghai Zhonggao and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Shenyang Yanzikou. Through these contractual arrangements, Shenyang Yanzikou has the ability to substantially influence Shanghai Zhonggao’s daily operations and financial affairs, appoint its senior executives and approve all matters that require stockholders’ approval. Shanghai Zhong became a variable interest entity controlled by Shenyang Yanzikou.

On June 21, 2010, Shenyang Yanzikou, Shanghai Zhonggao and Beijing Production Materials Trading Co., Ltd., (“BPMT”) one of controlled subsidiaries of Beijing Capital entered into a Cooperation Framework Agreement (the “Framework Agreement”), where all parties will jointly invest in Beijing Chengnan Knight Real Estate Development Co., Ltd. (“Chengnan Knight”) to develop some of our future golf projects, namely the Daxing Project and the Maozedong Sports Park Project. For a total of RMB 42 million registered capital of Chengnan Knight, BPMT has already paid in RMB 21million, the equivalent of 51% of the ownership interest of Chengnan Knight, and Shenyang Yanzikou and Shanghai Zhonggao will respectively contribute RMB 8.4million and RMB12.18 million, representing an aggregate of 49% ownership interest to be held by us. The Framework Agreement also contemplated a second round of registered capital increase for Chengnan Knight, where BPMT will contribute a commercial land of 17,812 square meters (with estimated value of RMB 67 million to RMB 1 billion that is subject to final appraisal), which will represent 51% of the increased registered capital of Chengnan Knight. Based on the appraised value of such contributed land from BPMT, Shenyang Yanzikou and Shanghai Zhonggao will contribute to Chengnan Knight 20% and 29% of its increased registered capital.

In addition, pursuant to certain memorandum between Shanghai Zhonggao and BPMT, dated June 21, 2010, Shanghai Zhonggao will acquire the majority interest in BPMT in a near future. The terms and conditions for such acquisition have not been finalized.

Results of Operations for Three months ended March 31, 2010 and 2009

Revenues, Cost of Sales and Gross Profit

The following table sets forth our operating results for the three months ended March 31, 2010 and 2009, respectively:

	For the three months ended March 31
	2010	2009
Net sales	$659,103	$361,834
Cost of sales	32,795	227,471
Gross profit	626,308	134,363

General and administrative expenses	298,983	20,154

Income before income taxes	327,592	114,257

Provision of income taxes	14,830	8,141

Net income	312,762	106,116

Other comprehensive income
Foreign currency translation adjustment	732	(2,417)

Comprehensive income	$313,494	$103,699

In line with the general accepted accounting principles, our revenue from design services is recognized when the services are rendered. For revenue generated from construction projects, we recognize revenue and costs as construction contracts progress using the percentage-of-completion method of accounting, which relies on total expected contract revenues and estimated total costs.

Revenues increased 45.1% to $659,103 for the three months ended March 31, 2010 from $361,834 for the three months ended March 31, 2009.  The $297,269 increase was mainly attributable to the revenue derived from our completed four golf course design services provided for the three months ended March 31, 2010, which normally has lower costs and higher profit margin, compared to golf course construction projects. For the three months ended March 31, 2009, our reported revenue primarily came from the completion of our golf course construction projects which normally incur higher construction costs and results in lower profit margin. The increase in our revenue for the three months ended March 31, 2010 as compared to the prior comparable period is also supported by our marketing efforts, increasing brand recognition and our expansion to previously unaddressed market such as golf course design projects located in Hubei and Jiangxi provinces in China.

Management expects that our emphasis on selective strategic acquisition, broadening our market coverage coupled with our increased project planning and construction, along with our enhanced sales and marketing efforts will continue to yield increases in revenue for fiscal year 2010 and beyond.

Cost of sales was $32,795 for the three months ended March 31, 2010 compared to $227,471 for the three months ended March 31, 2009. The $194,676 decrease in cost of sales was mainly because our recognized revenue for the three months ended March 31, 2010 came from our project design services which incurred lower costs as compared to that of project construction in the three months ended March 31, 2009. As a result, costs of sales as a percentage of revenue decreased from 62.87% to 4.98% as compared to the prior comparative period.

Gross profit was $626,308 for the three months ended March 31, 2010 compared to $134,363 for the three months ended March 31, 2009, an increase of $491,945 due to increased sales revenue recognized and decreased cost of sales incurred for the period indicated as discussed above. Our profit margin from project design services is normally much higher that profit margin from project construction. The gross profit margin for the three months ended March 31, 2010 increased to 95.02% compared to 37.13% in the prior year mainly due to higher sales of lower costs of project design services.

Operating Expenses

Our general and administrative costs include salaries, rent expenses, audit and legal expenses and other related expenses, to support our business. In general, these costs will increase in response to the growth and the related increased complexity of our business.

Total operating expenses increased to $298,983 for the three months ended March 31, 2010 from $20,154 for the three months ended March 31, 2009.  As a percentage of revenues, operating expenses increased to 45.36% for the three months ended March 31, 2010 compared to 5.57% for the three months ended March 31, 2009. The $278,829 increase in total operating expenses was due to the increase in salary expenses in connection with our expanded business operation, as well as increased accounting and legal expenses in support of our public listing goals.

Income Taxes

The majority of our net income for the period ended March 31, 2010 was from Beijing Shungao, which conducts all of our operations in the PRC during this period of time. Our Chinese subsidiaries are governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a new statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments.

Goodintend was incorporated in BVI and has no income tax in the tax jurisdiction. As approved by the local tax authority of Beijing Shunyi City, Beijing Shungao’s corporate taxable income was assessed annually at a pre-determined fixed rate of 9% of revenue and it is subject to statutory rate of 25% for the income tax.

We incurred $14,830 and $8,141 income taxes for the three months ended March 31, 2010 and 2009, respectively.

The income tax expense of $14,830 for the three months ended March 31, 2010 was attributed to the increased taxable income primarily derived from Beijing Shungao for the three months ended March 31, 2010. For the three months ended March 31, 2009, we had deferred tax expense of $8,141 which reflected the net effects of temporary difference between the carrying amounts of assets and liabilities for financial statements purposes and the amounts used for income tax purposes.

Net Income

As a result of the above factors, we reported a net income of $312,762 for the three months ended March 31, 2010, an increase of $206,646, as compared to the net income of approximately $106,116 for the three months ended March 31, 2009, The increase in our net income was primarily due to our increased revenues, higher profit margin from project design services and lower costs of sales incurred for the three months ended March 31, 2010 as compared to prior comparative period.

Other Comprehensive Income

We operate primarily in the PRC and the functional currency of our operating subsidiary is the Chinese Renminbi (”RMB”).  The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is intended to imply that the Renminbi amounts could have been, or could be, converted, realized or settled into USD at the rate on March 31, 2010 or at any other rate.

Translation adjustments resulting from this process amounted to foreign currency translation gain of $732 and loss of $2,417 as of March 31, 2010 and 2009, respectively.  The balance sheet amounts with the exception of equity at March 31, 2010 were translated at 6.8259 RMB to 1.00 USD as compared to 6.8336 RMB to 1.00 USD at March 31, 2009. The equity accounts were stated at their historical rate. The average translation rates applied to the income statements accounts for the periods ended March 31, 2010 and 2009 were 6.8274 RMB and 6.863 RMB, respectively.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. We usually finance our operation and capital expenditures through capital contribution from our shareholders as well as our management group.

As of March 31, 2010, our working capital was to $2,667,506 and the operating results for the three months ended March 31, 2010 reflect profitability.

Total current assets decreased to approximately $3.93 million for the three months ended March 31, 2010 from $3.96 million for the twelve months ended December 31, 2009.  The primary changes in our current assets during this period were from changes in cash, restricted cash and accounts receivables. The decrease in cash from $1,394,072 at December, 2009 to $1,355,009 at March 31, 2010 was because our increased business activities required more cash to be used in our operation, the increase of accounts receivables from $1,973,328 in December 31, 2009 to the amount of $2,271,056 as of March 31, 2010 was due to the increased design projects that are completed and recognized as revenue but have not been fully collected yet. The decrease in restricted cash of $306,243 represents cash paid out of the escrowed account for expenses incurred related to our going public such as legal and accounting fees.

Our total current liabilities as of March 31, 2010 totaled in the amount of $1.26 million as compared to $1.22 million in prior fiscal year. The increase in current liabilities was primarily due to increase in our tax payable of $34,640 due to our increased taxable income, increase in accounts payable of $8,245 which represents our purchase of materials on account due to outside suppliers and these amounts are short-term in nature and will be paid to our suppliers in the near future.

The growth of our company will require additional debt and/or equity financing.   We intend to pursue additional debt financing which could be secured by our property and equipment and approach international equity markets for additional debt and/or equity financing.  To date we have no commitment from any source for the funds we require.

Discussion of Cash Flow

Comparison of cash flows results for the fiscal year ended March 31, 2010 to the fiscal year ended March 31, 2009, is summarized as follows:

	For the three months ended March 31,
	2010	2009
Cash flows from operating activities	354,490	(310,975)
Cash flows from investing activities	(690,211)	-
Cash flows from financing activities	296,434	435,378

Operating Activities

Cash flows provided by operating activities in the three months ended March 31, 2010 amounted to $354,490, which consist of our net income of $312,762 and noncash adjustments of $4,300 and  is offset by the net changes in operating assets and liabilities, primarily including: (i) the decrease of restricted cash of $306,270 due to payments made for public listing related expenses out of the escrowed account, (ii) the increase of accounts receivable of $297,329 primarily due to our increased design projects that are completed and satisfied the revenue recognition criteria but have not been fully collected, (iii) the increase of prepaid expense of $16,845 for the prepayment of legal services, and (iv) the increase of tax payable of $34,603 which reflected our increased taxable income for the period indicated and will be paid to our tax authority in a near future.

Cash flows used in operating activities during the three months ended March 31, 2009 amounted to $310,975, which consists of our net income of $106,116 and noncash adjustments of $12,370 and is offset by the net changes in operating assets and liabilities due to expanded operating activities, including: (i) the increase in accounts receivables in the amount of $106,783 primarily due to our increased projects that are billed but not collected yet in the first quarter of 2009, (ii) the increase in the cash advances from customers of $14,628 which will be recognized as revenue in the future, and (iii) the increase of construction costs in excess of billings on uncompleted contracts of $361,834.

Cash flows from operations during the three months ended March 31, 2010 increased by $665,465 or 214% compared with to the same period of 2009. The increase in our cash flows provided by operations as of March 31, 2010 was mainly due to our increased business activities generated more cash.

Investing Activities

Cash flows used in investing activities amounted to $690,211 in the three months ended March 31, 2010, which consist primarily of acquisition of fixed asset of $1,815, an investment advance made to outside parties  of $688,397.

No cash was used in investing activities for the three months ended March 31, 2009.

Cash flows used in investing activities in the twelve months ended March 31, 2010 increased by $690,211 or 100% compared to the same period in 2009.

Financing Activities

Cash flows provided by financing activities in the three months ended March 31, 2010 amounted to $296,434 among which $3,500 represents cash provided from issuance of common stock and $292,935 represents capital contribution by our shareholders.

Our cash flows provided by financing activities amounted to $435,378 in the three months ended March 31, 2009, which include cash generated from issuance of common stock of $9,900 and shareholder contribution of $425,478.

Cash flows provided by financing activities decreased by $138,944 compared to the same period in 2009.

Results of Operations for the years ended December 31, 2009 and 2008

Revenues, Cost of Sales and Gross Profit

The following table sets forth our operating results for the three months ended March 31, 2010 and 2009, respectively:

	For the years ended December 31
	2009	2008
Net sales	$1,272,957	$3,649,695
Cost of sales	543,349	2,564,015
Gross profit	729,608	1,085,680

General and administrative expenses	253,046	101,317

Income before income taxes	475,296	986,109

Provision of income taxes	28,642	82,118

Net income	446,654	903,991

Other comprehensive income
Foreign currency translation adjustment	5,776	79,083

Comprehensive income	$452,430	$983,074

Net sales

In line with the general accepted accounting principles, our revenue from design services is recognized when the services are rendered. For revenue generated from construction projects, we recognize revenue and costs as construction contracts progress using the percentage-of-completion method of accounting, which relies on total expected contract revenues and estimated total costs.

Revenues decreased 65.12% to $1.27 million for the year ended December 31, 2009 from $3.64 million for the year ended December 31, 2008.  The $2.3 million decrease was primarily because by using percentage of completion of method to recognize revenue, more revenue has been recognized in 2008 than in 2009 based on the progress of the construction of our golf course projects. Such decrease represents the normal fluctuation in our construction industry.

Management expects that our emphasis on selectively strategic acquisition, broadening our market coverage coupled with our increased project planning and construction, along with our enhanced sales and marketing efforts will continue to yield increases in revenue for fiscal year 2010 and beyond.

Cost of Sales

Cost of sales was $543,349 for the year ended December 31, 2009 compared to $2.5 million for the year ended December 31, 2008. The $2 million decrease in cost of sales was mainly because lower amount of revenue has been recognized for the year ended December 31, 2009 based on the progress of the construction of our golf course projects and accordingly lower amount of construction costs should be allocated to the revenue source, based on percentage of completion method of revenue recognition. In the same period of prior year, the progress of our construction projects determined that more revenue should be recognized and more costs should be allocated for the same reason discussed above. Accordingly, costs of sales as a percentage of revenue decreased from 70.25% for the year ended December 31, 2008 to 42.68% for the year ended December 31, 2009.

Gross Profit

Gross profit was $729,608 for the year ended December 31, 2009 compared to $1.08 million for the year ended December 31, 2008, a decrease of $365,072 due to decreased sales revenue recognized as discussed above. The gross profit as a percent of revenues for the year ended December 31, 2009 increased to 57.31% compared to 29.74% in the prior year mainly due to lower costs of sales allocated as discussed above.

Operating Expenses

Our general and administrative costs include salaries, rent expenses, audit and legal expenses and other related expenses, to support our business. In general, these costs will increase in response to the growth and the related increased complexity of our business.

Total operating expenses increased to $253,046 for the year ended December 31, 2009 from $101,317 for the year ended December 31, 2008.  As a percentage of revenues, operating expenses increased to 19.8% for year ended December 31, 2009 compared to 2.7% for year ended December 31, 2008. The $151,729 increase in total operating expenses was due to the increase in salary expenses in connection with our expanded business operation, as well as increased accounting and legal expenses in support of our public listing goals.

Income Taxes

The majority of our net income for the year ended December 31, 2009 and 2008 was from Beijing Shungao Golf Course Management Co., Ltd., which conducts substantially all of our operation in the PRC. Our Chinese subsidiaries are governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a new statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments.

Goodintend was incorporated in BVI and has no income tax in the tax jurisdiction. As approved by the local tax authority of Beijing Shunyi City, Shungao’s taxable income was assessed annually at a pre-determined fixed rate of 9% and it is subject to statutory rate of 25% for the income tax.

The income tax expense of $28,642 for year ended December 31, 2009 which was attributed to the taxable income primarily derived from Shungao for the year ended December 31, 2009. For year ended December 31, 2008, we reported income tax of $82,118, which was 65.12% higher than that of in 2009 and was attributable to the higher amount of revenue and taxable income for the period indicated. Deferred tax benefit of $4,742 and $8,101 for the year ended December 31, 2009 and 2008 respectively reflected the net effects of temporary difference between the carrying amounts of assets and liabilities for financial statements purposes and the amounts used for income tax purposes.

Net Income

As a result of the above factors, we reported a net income of $446,654 for the year ended December 31, 2009, a decrease of $457,337, as compared to the net income of approximately $903,991 for the year ended December 31, 2008. The decrease in our net income was primarily due to our decreased recognized revenue for the year ended December 31, 2009 as compared to prior comparative period.

Other Comprehensive Income

We operate primarily in the PRC and the functional currency of our operating subsidiary is the Chinese Renminbi (”RMB”).  The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is intended to imply that the Renminbi amounts could have been, or could be, converted, realized or settled into USD at the rate on December 31, 2009 or at any other rate.

Translation adjustments resulting from this process amounted to foreign currency translation gain of $5,776 and $79,083 for the year ended December 31, 2009 and 2008, respectively.  The balance sheet amounts with the exception of equity at December 31, 2009 were translated at 6.8270 RMB to 1.00 USD as compared to 6.8225 RMB to 1.00 USD at December 31, 2008. The equity accounts were stated at their historical rate. The average translation rates applied to the income statements accounts for the periods ended December 31, 2009 and 2008 were 6.8311 RMB and 6.9476 RMB, respectively.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. We usually finance our operation and capital expenditures through capital contribution from our shareholders as well as our management group.

As of December 31, 2009, our working capital was to $2,743,647 and the operating results for year ended December 31, 2009, which reflects profitability.

Total current assets increased to approximately $3.96 million for the year ended December 31, 2009 from $2 million for the year ended December 31, 2008.  The primary changes in our current assets during this period were from changes in cash, restricted cash, and accounts receivables. The increase in cash from $580,601 at December, 2008 to $1,394,072 at December 31, 2009 was because our increased business activities required more cash to be provided by our major shareholders in our operation, the increase in restricted cash of $585,181 was because  these cash were provided by issuance of convertible promissory notes and these amounts were required to be set aside for making payment for public listing related expenses, the increase of accounts receivables from $1,213,631 in December 31, 2008 to the amount of $1,973,328 as of December 31, 2009 was due to some construction projects are satisfied for the revenue recognition criteria  and are  billed, but are not fully collected yet.

Our total current liabilities as of December 31, 2009 totaled in the amount of $1.22 million as compared to $0.27 million in prior fiscal year. The increase in current liabilities was primarily due to an increase of convertible promissory notes in the amount of $800,000. On December 17, 2009, Goodintend entered into a Note Purchase Agreement, (the “Note Agreement”) with several investors, whereby these investors purchased from us the convertible promissory notes in the aggregate principal amount of   $800,000 for the purpose of funding our working capital requirements. The net proceeds from the sale of the Notes shall be used by us for making payments for expenses related to the Share Exchange Transaction, including auditing fees, legal fees and other corporate or related expenses. Such promissory notes are non-interest bearing with maturity date on March 31, 2010, and the entire outstanding principal amount of this Note will be automatically converted, at the holders’ option, into the Common Stock at a conversion price of $0.2 per share upon closing of the Share Exchange Transaction.  The conversion price will proportionately increase or decrease if the Company conducts stock combination or stock split before the closing of the Share Exchange Transaction. The Notes were fully discharged upon conversion.

The growth of the Company will require additional debt and/or equity financing.   We intend to pursue additional debt financing which could be secured by our property and equipment and approach international equity markets for additional debt and/or equity financing.  To date we have no commitment from any source for the funds we require.

Discussion of Cash Flow

Comparison of cash flows results for the fiscal year ended March 31, 2010 to the fiscal year ended March 31, 2009, is summarized as follows:

	For the years ended December 31,
	2009	2008
Cash flows from operating activities	(533,703)	512,735
Cash flows from investing activities	(950)	(468)
Cash flows from financing activities	1,347,873	5,035

Operating activities

Cash used in operating activities in the year ended December 31, 2009 amounted to $533,703, which consist of our net income of $446,654 and noncash adjustments of $12,185 and is offset by the net changes in operating assets and liabilities, primarily including: (i) the increase of restricted cash of $584,832 due to cash set aside to make payments for public listing related expenses out of the escrowed account, (ii) the increase of accounts receivable of $760,046 primarily due to our increased construction and design projects that have been billed and recognized as revenue yet not fully collected, (iii) the increase of prepaid expense of $11,404 which represent the security deposit paid to the lessor of our Shanghai office, (iv) the increase of accrued expense  of $84,484  which is a short-term advance made to us by our customers before revenue recognition criteria has been met, (v) the increase of accounts payable of $119,389 which was payable to vendors for our purchase of materials, and (vi) the increase of tax payable of $33,276.

Cash flows provided by operating activities for the year ended December 31, 2008 amounted to $512,735, which consists of our net income of $903,991 and noncash adjustments of $8,498 and is offset by the net changes in operating assets and liabilities due to expanded operating activities, including: (i) the increase in accounts receivables in the amount of $1,148,600 primarily due to our increased construction and design projects that have been billed yet not fully collected, (ii) the increase in accounts payable  in the amount of $218,283 which is a short-term advance made by us to our suppliers, and (iii) the increase of tax payable of $140,230 which primarily represents tax to be paid in the near future.

Cash used in operations for the year ended December 31, 2009 increased by $1,046,438 or 204% compared with to the same period of 2008.  The increase in our cash used in operations as of December 31, 2009 was mainly due to our increased business activities required more cash to be used in business expansion as well as projects bidding.

Investing activities

Cash used in investing activities amounted to $950 for the year ended December 31, 2009, which consist primarily of acquisition of fixed asset of $950. Cash used in investing activities amounted to $468 for the year ended December 31, 2008 representing acquisition of fixed assets as well.

Financing activities

Cash flows provided by financing activities amounted to $1,347,873 for the year ended December 31, 2009, which include proceeds from issuance of convertible promissory notes to several shareholders, in the amount of $800,000, proceeds from issuance of common stock for cash of $19,600 as well as capital contribution by our shareholders in the amount of $528,273.

Our cash flows provided by financing activities amounted to $5,035 for the year ended December 31, 2008, which include proceeds from issuance of common stock for cash of $100 as well as capital contribution by our shareholders in the amount of 4,935.

Cash flows provided by financing activities increased by $1,342,838 as compared to the same period in 2008.

Off-Balance Sheet Arrangements

As of the date of this report, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term "off-balance sheet arrangement" generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have: (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Critical Accounting Policies and Estimates

Our consolidated financial information has been prepared in accordance with generally accepted accounting principles in the United States, which requires us to make judgments, estimates and assumptions that affect (1) the reported amounts of our assets and liabilities, (2) the disclosure of our contingent assets and liabilities at the end of each fiscal period and (3) the reported amounts of revenues and expenses during each fiscal period.  We continually evaluate these estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters that are not readily apparent from other sources.  Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates.  Some of our accounting policies require a higher degree of judgment than others in their application.

When reviewing our financial statements, you should consider (1) our selection of critical accounting policies, (2) the judgment and other uncertainties affecting the application of those policies, and (3) the sensitivity of reported results to changes in conditions and assumptions.  We believe the following accounting policies involve the most significant judgment and estimates used in the preparation of our financial statements.

Basis of Presentation and Principles of Consolidation

The accompanying audited consolidated financial statements include the accounts of our Company, our wholly-owned subsidiary Shenyang Yanzikou, and its variable interest entity, Shungao.  All inter-company account balances and transactions have been eliminated in consolidation. We have evaluated subsequent events through the time and date of filing of these financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent. Actual results could differ from those estimates.

Revenue Recognition

Our revenues are derived primarily from the golf course facility construction or project design services performed under various contracts we have entered into with its clients.

Revenue from design services are recognized when the services are rendered. For revenue generated from construction projects, the Company recognizes revenue and costs as construction contracts progress using the percentage-of-completion method of accounting, which relies on total expected contract revenues and estimated total costs. Under this method, estimated contract revenues and resulting gross profit margin are recognized based on actual costs incurred to date as a percentage of total estimated costs. Revenue is then calculated on a cumulative basis (project-to-date) as the total contract value multiplied by the current percentage-of-completion. The revenue for the current period is calculated as cumulative revenues less project revenues already recognized.

The use of the percentage of completion revenue recognition method requires the use of estimates and judgment regarding each project’s expected revenues, costs and the extent of progress towards completion. If an estimate of costs at completion on any contract indicates that a loss will be incurred, the entire estimated loss is charged to operations in the period the loss becomes evident.

We have a history of making reasonably dependable estimates of the extent of progress towards completion, contract revenue and contract completion costs. However, due to uncertainties inherent in the estimation process, it is possible that completion costs may vary from estimates.

Contract Costs

Our golf course construction contract cost consists of direct costs on contracts, including labor and materials, amounts payable to subcontractors, direct overhead costs and equipment expenses (primarily depreciation, fuel, maintenance and repairs).

The accuracy of our revenue and profit recognition in a given period is dependent on the accuracy of our estimates of the cost to complete each project. We believe our experience allows us to provide materially reliable estimates. There are a number of factors that can contribute to changes in estimates of contract cost and profitability. The most significant of these include:

(1)	the completeness and accuracy of the original bids;

(2)	costs associated with added scope changes;

(3)	increased overhead expenses due to design or construction delays caused by golf course owners, weather or other factors ;

(4)	subcontractor performance issues;

(5)	changes in productivity expectations;

(6)	site conditions that differ from those assumed in the original bids (to the extent contract remedies are unavailable);

(7)	the availability and skill level of workers in the geographic location of the project; and

(8)	change in the availability and proximity of equipment and materials.

The foregoing factors as well as the stage of completion of contracts in process and the mix of contracts at different margins may cause fluctuations in gross profit between periods. Substantial changes in cost estimates, particularly in our larger, more complex projects have had, and can in future periods have, a significant effect on our profitability.

Related Party Transaction

Shanghai Zhonggao was incorporated as a limited liability company on May 21, 2010 under the laws of the PRC and is solely owned by Zhen Bi, the sister of Ye Bi, our Chief Executive Officer and Chairman. On June 20, 2010, Shenyang Yanzikou, Shanghai Zhonggao and Zhen Bi entered into a series of agreements, pursuant to which Shenyang Yanzikou assumed the control over Shanghai Zhonggao and Shanghai Zhonggao became a variable interest entity of Shenyang Yanzikou (“Zhonggao Contractual Arrangements”). Due to the relationship between Ye Bi and Zhen Bi, Zhonggao Contractual Arrangements shall be deemed as a related party transaction.

PROPERTIES

All land in the PRC is owned by the government and cannot be sold to any individual or entity. Instead, the government grants or allocates landholders a “land use right,” which we sometimes refer to informally as land ownership. There are four methods to acquire land use rights in the PRC:

•	grant of the right to use land;

•	Assignment of the right to use land;

•	lease of the right to use land; and

•	allocated land use rights

Granted land use rights are provided by the government in exchange for a grant fee, and carry the rights to pledge, mortgage, lease, and transfer within the term of the grant. Land is granted for a fixed term, generally 70 years for residential use, 50 years for industrial use, and 40 years for commercial and other use. The term is renewable in theory. Unlike the typical case in Western nations, granted land must be used for the specific purpose for which it was granted.

Allocated land use rights are generally provided by the government for an indefinite period (usually to state-owned entities) and cannot be pledged, mortgaged, leased, or transferred by the user. Allocated land can be reclaimed by the government at any time. Allocated land use rights may be converted into granted land use rights upon the payment of a grant fee to the government.

The Company leases office space for its Shanghai branch under operating leases from December 21, 2009 to May 31, 2013, with a fixed monthly rent expense of RMB 21, 163 (approximate to $3,112 per month). Most of the Company’s lease agreements include renewal periods at the Company’s option.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth, as of the close of business on July 6, 2010, certain information with respect to the beneficial ownership of our common stock, by (i) any person or group with more than 5% of any class of voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all executive officers and directors as a group.

Name and Address of Shareholder*	Amount and Nature of Beneficial Ownership	Percent of Class (1) (2)
Owners of more than 5% of Class
Top Elect Investments Limited (3) (4)	13,027,602	43.25%
James Hahn (5)	2,184,476	7.23%
Qi Bojin	1,650,000	5.48%
Directors and Officers
Ye Bi (Chief Executive Officer and Director) (3) (4)	13,027,602	43.25%
Zhuangyan Zou (Chief Financial Officer) (6)	545,088	1.81%
Bowu Xiao (Director) (7)	1,744,282	5.79%
Jingtong Chen (Director) (8)	3,270,528	10.86%
Directors and officers as a group (4 persons)	18,587,500	61.70%

(1)           Upon the closing of the Share Exchange Transaction, there were 30,124,578 shares of Common Stock outstanding, which include 4,000,000 shares of Common Stock issued upon the automatic conversion of the convertible promissory notes issued by Goodintend in a private placement in December 2009. No preferred stock was issued and outstanding then.

(2)           In determining beneficial ownership of the Common Stock, the number of shares shown includes shares which the beneficial owner may acquire upon exercise of convertible securities, warrants or options which may be acquired within 60 days after July 6, 2010, the consummation of the Share Exchange Transaction.  On July 6, 2010, there were warrants to purchase 442,935 shares of Common Stock issued and outstanding.  In accordance with Rule 13d-3 in determining the percentage of common stock owned by a person on July 6, 2010, (a) the numerator is the number of shares of the class beneficially owned by such person, including shares which the beneficial owner may acquire within 60 days upon conversion or  exercise of the warrants and other convertible securities, and (b) the denominator is the sum of (i) the total shares of that class outstanding then, and (ii) the total number of shares that the beneficial owner may acquire upon conversion or exercise of other securities. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

(3)           Top Elect Investments Limited is a BVI company controlled by Ye Bi, our Chief Executive Officer and nominee Chairman.  Its address is PO Box 957 Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands.  Mr. Bi has sole voting and dispositive power with respect to such shares. Therefore, such 13,027,602 shares owned by Top Elect Investments Limited are deemed to be beneficially owned by Mr. Bi.

(4)           Pursuant to the Share Exchange Agreement and the Holdback Escrow Agreement, Top Elect Investments Limited pledged a total of 1,077,602 shares of Common Stock to be deposited into an escrow account. If the Company’s after tax income in years 2010 exceeds the 2010 Targeted Net Income (as defined in Holdback Escrow Agreement”), 538,801 shares will be released to Top Elect Investments Limited. If the Company’s after tax income in years 2011 exceeds the 2011 Targeted Net Income (as defined in Holdback Escrow Agreement”), 538,801 shares will be released to Top Elect Investments Limited. If the Company’s after tax income is less than the Targeted Net Income of applicable fiscal year, the pledged shares of the applicable year will be canceled.

(5)           Mr. Hahn’s beneficial ownership of 2,184,476 upon the closing of the Share Exchange Transaction includes: (i) 1,117,464 shares of Common Stock owned by Alpine Venture Associates, LLC (“AVA”); (ii) warrants to purchase 71,467 shares of Common Stock held by AVA; and (iii) 985,445 shares of Common Stock owned by Mr. Hahn’s family. Alpine Venture Associates, LLC is owned and controlled by Mr. James Hahn, with its address at PO Box 735, Alpine, New Jersey 07620. Mr. Hahn has sole voting power and dispositive with respect to the shares owned by Alpine Venture Associates, LLC. Therefore the shares owned by AVA are deemed to be beneficially owned by Mr. Hahn.

(6)           Pursuant to the Share Exchange Agreement and the Holdback Escrow Agreement, Ms. Zou pledged a total of 45,088 shares of Common Stock to be deposited into an escrow account. If the Company’s after tax income in years 2010 exceeds the 2010 Targeted Net Income (as defined in Holdback Escrow Agreement”), 22,544 shares will be released to Ms. Zou. If the Company’s after tax income in years 2011 exceeds the 2011 Targeted Net Income (as defined in Holdback Escrow Agreement”), 22,544 shares will be released to Ms. Zou. If the Company’s after tax income is less than the Targeted Net Income of applicable fiscal year, the pledged shares of the applicable year will be canceled.

(7)           Pursuant to the Share Exchange Agreement and the Holdback Escrow Agreement, Mr. Xiao pledged a total of 144,282 shares of Common Stock to be deposited into an escrow account. If the Company’s after tax income in years 2010 exceeds the 2010 Targeted Net Income (as defined in Holdback Escrow Agreement”), 72,141 shares will be released to Mr. Xiao. If the Company’s after tax income in years 2011 exceeds the 2011 Targeted Net Income (as defined in Holdback Escrow Agreement”), 72,141 shares will be released to Mr. Xiao. If the Company’s after tax income is less than the Targeted Net Income of applicable fiscal year, the pledged shares of the applicable year will be canceled.

(8)           Pursuant to the Share Exchange Agreement and the Holdback Escrow Agreement that were executed in connection with the Share Exchange Transaction, Mr. Chen pledged a total of 270,528 shares of Common Stock to be deposited into an escrow account. If the Company’s after tax income in years 2010 exceeds the 2010 Targeted Net Income (as defined in Holdback Escrow Agreement”), 135,264 shares will be released to Mr. Chen. If the Company’s after tax income in years 2011 exceeds the 2011 Targeted Net Income (as defined in Holdback Escrow Agreement”), 135,264 shares will be released to Mr. Chen. If the Company’s after tax income is less than the Targeted Net Income of applicable fiscal year, the pledged shares of the applicable year will be canceled.

 *    The address of the directors and executive officers listed in the table is: 161 Lujiazui East Road, China Merchants Tower, Suite 1503, Shanghai, PRC 20001.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS
AND CONTROL PERSONS

Our Directors and Executive Officers

In connection with the change in control of the company described in Item 5.01 of this Report, James Hahn, our former sole director, appointed the following individuals as officers and directors of the Company, and resigned as our sole officer and director. The appointment of the new officers was effective upon the closing of the Reverse Merger. The election of the new directors will take effect 10 days following the mailing of the Company’s Information Statement on Schedule 14f-1 that was filed with the SEC on July 2, 2010.

The following table sets forth information concerning our current executive officers and directors nominees:

Name	Age	Position
Ye Bi	47	Chief Executive Officer and Chairman
Zhuangyan Zou	36	Chief Financial Officer
Jingtong Chen	45	Director
Bowu Xiao	43	Director

All our current officers and directors nominees are residents of the PRC.  As a result, it may be difficult for investors to effect service of process within the United States upon any of them or to enforce court judgments obtained against them in the United States courts.

The following is a summary of the biographical information of our directors and officers:

Ye Bi (CEO and Chairman)

Mr. Bi, age 47, has been Executive Director of our wholly owned subsidiary in British Virgin Island (“BVI”), Good Intend Holdings Limited (“Goodintend”) since February 2009.  Since 2007, Mr. Bi has also been serving as a director on the board of the Talent Int’l Investment, a BVI company. Prior to that, he was senior adviser and director of Cambodia Mineral Resources Development Co Ltd. a Cambodia company with iron ore exploration and mining rights in Cambodia and as a representative of the Government of Cambodia to explore and discuss potential cooperation opportunity with the Chinese government and companies during 2005 through 2008.  During the years 1998 through 2003, he was the co-founder of the Mctel International Holding Limited, a BVI company with the most advanced internet telephonic technology and worldwide network in 20 different locations. In 1998, Mr. Bi graduated from National University of Singapore with a Master in Business Administration. He received his Bachelor of Engineering in Welding from Tsinghua University in 1984.

Zhuangyan Zou (CFO)

Ms. Zou, age 36, has been working at Goodintend as Chief Financial Officer since November 1, 2009 and Director since February 2010. Prior to that, Ms. Zou involved in the strategic planning and investments for a Canadian company, Smart Technologies Inc. during 2005 through 2009. During 1999 through to 2001, she worked as a District Manager for American Power Conversion Corporation, a company engages in the business of Information Technology industry. Ms. Zou achieved her MBA in Finance at University of Calgary in 2005, and she graduated from Wuhan University of Science and Technologies with a Bachelor’s degree in Marine Engineering in 1994.

Jingtong Chen (Director)

Mr. Chen, age 45, was appointed as Director of Goodintend since February, 2010 and Director of Goodintend since February 2010. Since 1998, he has been working as Vice General Manager of Beijing Capital Asset Management Co., Ltd. Mr. Chen received his mater degree in International Business from Capital University of Economics and Business in 1993, and he graduated from Beijing Jiao Tong University with a bachelor degree in Material Science in 1986.

Bowu Xiao (Director)

Mr. Xiao, age 43, was appointed as Director of Goodintend since February, 2010, and has been working as the Manager of Beijing Shungao, one of our subsidiaries in China since December 2006, mainly in charge of the design and engineering of golf courses. During 2000 through to 2006, Mr. Xiao worked for Beijing Xinziran Golf Courses Construction Ltd., Co. as a design engineer. Mr. Xiao graduated from Xi’an University of Geosciences with a junior college degree in the major of geology survey in 1989.

All of our directors hold their positions on the board until our next annual meeting of the stockholders until their successors have been qualified after being elected or appointed. Officers serve at the discretion of the board of directors.

There are no family relationships among our directors and executive officers. There is no arrangement or understanding between or among our executive officers and directors pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors.

Our directors and executive officers have not, during the past five years:

•	had any bankruptcy petition filed by or against any business of which was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,

•	been convicted in a criminal proceeding and is not subject to a pending criminal proceeding,

•
been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or

•
been found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacate

Audit Committee Financial Expert

Our board of directors currently acts as our audit committee.  Because we only recently completed the share exchange, our board of directors is still in the process of finding an “audit committee financial expert” as defined in Regulation S-K and directors that are “independent” as that term is used in Section 10A of the Securities Exchange Act.

Audit Committee

We have not yet appointed an audit committee.  At the present time, we believe that the members of board of directors are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.  We do, however, recognize the importance of good corporate governance and intend to appoint an audit committee comprised entirely of independent directors, including at least one financial expert, in the near future.

Compensation Committee

We do not presently have a compensation committee. Our board of directors currently acts as our compensation committee.

Nominating Committee

We do not presently have a nominating committee. Our board of directors currently acts as our nominating committee.

EXECUTIVE COMPENSATION

The following is a summary of the compensation we paid to our former chief executive officers, for the last two fiscal years ended December 31, 2009 and 2008. No executive officer received compensation in excess of $100,000 for any of those two years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James Hahn (former CEO) (1)	2009 2008	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

(1)	James Hahn served as CEO from October 28, 2009 until July 6, 2010.

The following is a summary of the compensation paid by Beijing Shungao to its officers, for the last two fiscal years ended December 31, 2009 and 2008, respectively.  No executive officer of Beijing Shungao received compensation in excess of $100,000 for any of these two years.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ye Bi (President and	2009	0	-0-	-0-	-0-	-0-	-0-	-0-
Chief Executive Officer )	2008	0	-0-	-0-	-0-	-0-	-0-	-0-

Zhuangyan Zou (CFO)	2009	0

Compensation Discussion and Analysis

We strive to provide our named executive officers (as defined in Item 402 of Regulation S-K) with a competitive base salary that is in line with their roles and responsibilities when compared to peer companies of comparable size in similar locations.

It is not uncommon for PRC private companies to have base salaries as the sole form of compensation. The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to the list of similar positions within comparable peer companies and consideration is given to the executive’s relative experience in his or her position.  Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

We plan to implement a more comprehensive compensation program, which takes into account other elements of compensation, including, without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation such as stock options. We expect that this compensation program will be comparable to the programs of our peer companies and aimed to retain and attract talented individuals.

We will also consider forming a compensation committee to oversee the compensation of our named executive officers.  The majority of the members of the compensation committee would be independent directors.

Compensation of Directors

The following is a summary of the compensation we paid to our former directors James Hahn during the fiscal year ended December 31, 2009.

Name and Principal Position	Fiscal Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James Hahn (former sole director) (1)	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)	James Hahn resigned as director of the Company, to be effective ten days after the first mailing of the Company’s information statement on Schedule 14f-1 filed with the SEC on July 2, 2010.

As of the date of this Report, we have no formal or informal arrangements or agreements to compensate our directors for services they provide as directors. We plan to implement a compensation program for our independent directors, as and when they are appointed, which we anticipate will include such elements as an annual retainer, meeting attendance fees and stock options. The details of that compensation program will be negotiated with each independent director.

None of the directors of Beijing Shungao and Shanghai Zhonggao are compensated for their services as directors in 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRETOR INDEPENDENCE

Except as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year 2009 and except as set forth below, since January 1, 2008, the Company was not a party to any transaction (where the amount involved exceeded the lesser of $120,000 or 1% of the average of our assets for the last two fiscal years) in which an director, executive officer, holder of more than five percent of our common stock, or any member of the immediate family of any such person have or will have a direct or indirect material interest and no such transactions are currently proposed.

On September 1, 2008, the Company entered into a consulting services agreement with Alpine Venture Associates, LLC (“AVA”), of which James Hahn, our former CEO and director owns a 50% equity interest and is the president, where a monthly consulting fee of $10,000 shall be paid to AVA (the “Consulting Agreement”). On July 1, 2010, the Company and AVA reached another agreement, terminating the Consulting Agreement and all then Company’s outstanding liabilities owed to AVA shall be converted to 400,000 shares of our Common Stock in the name of AVA at a price of roughly $3.0507 shares within 5 business days of the consummation of the Reverse Merger.

Pursuant to a letter of intent dated as of December 21, 2009, between Goodintend and Alpine Venture Associates, LLC, then controlling shareholder of the Company (the “Letter of Intent”), Goodintend stockholders purchased from Alpine Venture Associates, LLC 96.5% of Common Stock then outstanding for $300,000 in cash, 150,599 shares of Common Stock and warrants to purchase 142,935 shares of Common Stock, equivalent to 0.5% ownership in the Company post Reverse Merger.

Shanghai Zhonggao was incorporated as a limited liability company on May 21, 2010 under the laws of the PRC and is solely owned by Zhen Bi, the sister of Ye Bi, our Chief Executive Officer and Chairman. On June 20, 2010, Shenyang Yanzikou, Shanghai Zhonggao and Zhen Bi entered into a series of agreements, pursuant to which Shenyang Yanzikou assumed the control over Shanghai Zhonggao and Shanghai Zhonggao became a variable interest entity of Shenyang Yanzikou (“Zhonggao Contractual Arrangements”). Due to the relationship between Ye Bi and Zhen Bi, Zhonggao Contractual Arrangements shall be deemed as a related party transaction.

Our board of directors is charged with reviewing and approving all potential related party transactions.  All such related party transactions must then be reported under applicable SEC rules. We have not adopted other procedures for review, or standards for approval, of such transactions, but instead review them on a case-by-case basis.

Except for the foregoing, no executive officer or director any member of these individuals’ immediate families, any corporation or organization with whom any of these individuals is an affiliate or any trust or estate in which any of these individuals serve as a trustee or in a similar capacity or has a substantial beneficial interest in is or has been indebted to the Company at any time since the beginning of the Company’s last fiscal year.

LEGAL PROCEEDINGS

We know of no material, active, pending or threatened proceeding against us or our subsidiaries, nor are we, or any subsidiary, involved as a plaintiff or defendant in any material proceeding or pending litigation.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock does not trade and is not quoted on any public market.

As of the close of business on July 8, 2010, we had approximately 438 shareholders of record of our common stock. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Dividends

We have not paid dividends on our common stock and do not anticipate paying such dividends in the foreseeable future. We may rely on dividends from Beijing Shungao and Shanghai Zhonggao for our funds and PRC regulations may limit the amount of funds distributed to us from Beijing Shungao and Shanghai Zhonggao, which will affect our ability to declare any dividends.

Securities authorized for issuance under equity compensation plans

As of the date of this Report, we do not have any securities authorized for issuance under any equity compensation plans and we do not have any equity compensation plans.

Penny Stock Regulations

The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our common stock falls within the definition of penny stock and is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

RECENT SALES OF UNREGISTERED SECURITIES

For descriptions of our recent sales of unregistered securities, please refer to Item 1.01, “Entry into a Material Definitive Agreement,” and Item 3.02, “Unregistered Sales of Equity Securities” of this Report.

The issuance of Common Stock under the Share Exchange Agreement, the issuance of the Notes under the Note Purchase Agreement, as amended and the issuance of Common Stock and warrants in connection with Goodintend stockholders acquiring the majority interest held by AVA, were exempt from registration: in the case of the Common Stock issued under the Share Exchange Agreement, under Regulation S and in the case of the Notes issued under the Note Purchase Agreement under Section 4(2) of the Securities Act and Regulation D. Each of the recipients of Common Stock, the warrants and the notes has such knowledge and experience in financial and business matters that such recipient is capable of evaluating the merits and risks of an investment in our securities under Rule 506 of Regulation D.

DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been filed as exhibits to this Report. The following discussion is qualified in its entirety by reference to such exhibits.

General

As of the date of this Report, we are authorized to issue 50,000,000 shares of common stock, par value $.001 per share (“Common Stock”), with  30,124,578 shares issued and outstanding and 1,000,000 shares of preferred stock, par value $.001 per share, with no share issued and outstanding. We also had warrants to purchase a total of 442,935 shares of Common Stock issued and outstanding.

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, and By-laws.

Common Stock

Each share of our common stock has one vote on all matters including election of directors, without provision for cumulative voting. The common stock is not redeemable and has no conversion or preemptive rights.  In the event we are liquidated, the holders of common stock will share equally in any balance of our assets available for distribution to them after satisfaction of creditors and preferred shareholders. The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as, and if declared by the board of directors from funds legally available.

Preferred Stock

We are authorized to issue 1,000,000 shares of preferred stock.  Shares of our preferred stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors prior to the issuance any shares thereof.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

Warrants

As of the date of this Report, the Company had warrants to purchase 442,935 shares of Common Stock issued and outstanding (the “Warrants”), a form of which is filed herewith as Exhibit 4.2. The Warrants will expire on July 6, 2015. The exercise price of such warrant is the purchase price per share in the first offering of the Company’s securities conducted after the consummation of the Reverse Merger. Holders of such warrant are not entitled to any voting rights or dividend rights as holders of Common Stock. Such warrant does not provide the holders the right to register the underlying Common Stock.

Transfer Agent and Registrar

Our independent stock transfer agent is Continental Stock Transfer & Trust Company, located in New York. Their mailing address is 17 Battery Pl, 8th floor, New York, NY  10004. Their phone number is (212) 845-3274 and fax number is (212) 616-7615.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our by-laws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such persons promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which it may be unable to recoup.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The following selected consolidated statement of operations data contains consolidated statement of operations data for each of the years in the two-year period ended December 31, 2009 and 2008 and the consolidated balance sheet data as of year-end for each of the years in the two-year period ended December 31, 2009 and 2008.

The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	2009	2008
Sales	$1,272,957	3,649,695
Cost of sales	543,349	2,564,015

Gross profit	$729,608	1,085,680
Operating expenses:
Selling, general and administrative	253,046	101,317

Operating income	$476,562	984,363

Other expenses (income)	(1,266)	1,746

Net Income before income taxes	$475,296	986,109

Income taxes	28,642	82,118

Net income	$446,654	903,991

Other comprehensive income:
Foreign currency translation adjustment	5,776	79,083

Total Comprehensive income
	$452,430	983,074

Consolidated Balance Sheets	Fiscal Year ended December 31, 2009 ($)	Fiscal Year ended December 31, 2008 ($)
	(audited)	(audited)
Current Assets	3,963,992	2,005,261
Total Assets	4,105,756	2,163,116
Current Liabilities	1,220,345	272,203
Total Liabilities and Stockholders’ Equity	4,105,756	2,163,116

Item 3.02 Unregistered Sales of Equity Securities

Please refer to Item 1.01 - “Entry into a Material Definitive Agreement” for a description of the unregistered sales of equity securities pursuant to the Share Exchange Agreement and the Note Purchase Agreement, as amended, which is incorporated in its entirety into this Item 3.02.

Please refer to the section of this Report titled “Certain Relationships and Related Transactions” in Item 2.01 - “Completion of Acquisition or Disposition of Assets,” which section is incorporated in its entirety into this Item 3.02, for a description of our other recent unregistered sales of securities.

Item 4.01 Changes in Registrant’s Certifying Accountant

On July 6, 2010, our board of directors recommended and approved the dismissal of Webb & Company, P.A. (“Webb”) as our independent auditor, effective upon the 8-K filing of the consummation of the Share Exchange Transaction.

Webb’s reports on our financial statements as of and for the fiscal years ended December 31, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its report for the fiscal years ended December 31, 2009 and 2008 contained a going concern qualification as to the ability of us to continue.

During our most recent fiscal years ended 2009 and 2010 during the subsequent interim period through the date of this Report, there were (1) no disagreements with Webb on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Webb, would have caused Webb to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

Concurrent with the decision to dismiss Webb as our independent auditor, our board of directors elected to continue the existing relationship of our new subsidiary Goodintend with Friedman, LLP (“Friedman”), and appointed Friedman, LLP, as our independent registered public accounting firm.

During the fiscal years ended 2009 and 2008 and through the date hereof, neither us nor anyone acting on our behalf consulted Friedman, with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Friedman concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

We furnished Webb with a copy of this disclosure on July 6, 2010, providing Webb with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. Webb's letter agreeing with our statements is attached as Exhibit 16.

Item 5.01 Changes in Control of Registrant

Please refer to Item 2.01 - “Completion of Acquisition or Disposition of Assets “- “Our Directors and Executive Officers” above, which description is in its entirety incorporated by reference to this Item 5.01 of this Report.

On July 6, 2010, the Company consummated a share exchange transaction (the “Share Exchange Agreement”) with the Goodintend Shareholders. Under the Share Exchange Agreement, we issued an aggregate of 24,737,500 shares of our Common Stock to the Goodintend Shareholders in exchange for 100% of the issued and outstanding shares of capital stock of Goodintend. We therefore acquired control of Beijing Shungao through such share exchange transaction.

As a result of above mentioned transactions, the former Goodintend shareholders became our controlling shareholders.

Immediately prior to the Reverse Merger, Goodintend’s shareholders purchased approximately 96.5% ownership interest held by Alpine Venture Associates, LLC, in exchange for $300,000 in cash, 150,599 shares of Common Stock and warrants to purchase 142,935 shares of Common Stock.  At that time James Hahn appointed the new directors and officers as described in Item 1.01 and Item 2.01 herein, and resigned as the Company’s sole officer and director. The appointment of the new officers was effective upon the closing of the Reverse Merger. The election of the new directors will take effect 10 days following the mailing of the Company’s Information Statement on Schedule 14f-1 that was filed with the SEC on July 2, 2010.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors, Appointment of Directors

Please refer to Item 2.01 - “Completion of Acquisition or Disposition of Assets “- “Our Directors and Executive Officers” and Item 5.01 - “Changes in Control of Registrant” above, which description is in its entirety incorporated by reference to this Item 5.02 of this Report.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

As more fully described in an Information Statement on Schedule 14C that was filed with the SEC on July 2, 2010 the board of directors and the holders of majority of our outstanding shares entitled to vote thereon approved the following corporate actions:

	to change the name of the Company to China Golf Group, Inc.

This corporate action will become effective on the filing with the Secretary of State of Delaware of a Certificate of Amendment to the Company’s Certificate of Incorporation which will be filed at least 20 days after the date of the mailing of this Information Statement on Schedule 14C to the shareholders.

Item 5.06 Changes in Shell Company Status

As a result of our acquisition of all of the outstanding capital stock of Goodintend as described in Item 2.01 of this Report, which description is incorporated by reference in this Item 5.06 of this Report, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(a)	The financial statements of Goodintend are appended to this Report beginning on page F-1.

(b)	Pro forma financial information concerning the reverse merger between the Company and Goodintend

(c)	The following exhibits are filed with this Report:

3.1	Certificate of Incorporation. (1)

3.2	Bylaws. (2)

4.1	Form of Note

4.2	Form of Warrant

10.1	Share Exchange Agreement, dated as of July 6, 2010 among the Company, Goodintend and the former stockholders of Goodintend.

10.2	Holdback Escrow Agreement, dated as of July 6, 2010 among the Company, Goodintend, the former stockholders of Goodintend and Guzov Ofsink, LLC as the escrow agent.

10.3	Note Purchase Agreement, dated as of December 17, 2009 between Goodintend and the investors named therein.

10.4	Amendment No.1 to Note Purchase Agreement, dated as of December 23, 2009, by and between Goodintend and the investors named therein.

10.5	Amendment No.2 to Note Purchase Agreement, dated as of March 31, 2010, by and between Goodintend and the investors named therein.

10.6	Amendment No.3 to Note Purchase Agreement, dated as of June 30, 2010, by and between Goodintend and the investors named therein.

10.7	Articles of Association for the Members of the Club of China Golf Group, Inc.

16	Letter from Webb & Company, P.A., dated July 7, 2010.

21.1	List of Subsidiaries.

(1)	Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 10 filed by the Company with the Commission on August 29, 2008 (the “Registration Statement”).

(2)	Incorporated by reference to Exhibit 3.2 to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2010

Alpine Alpha 2, Ltd.

By:	/s/ Ye Bi
Ye Bi
Chief Executive Officer

GOODINTEND HOLDINGS LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2010 AND 2009 (UNAUDITED)

GOODINTEND HOLDINGS LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS

      Consolidated Balance Sheets as of March 31, 2010 (Unaudited)
           and December 31,2009……………………………………………………………………....F-1

      Consolidated Statements of Income and Comprehensive Income
           For the three months ended March 31, 2010 and 2009 (Unaudited)……..…………….F-2

      Consolidated Statements of Changes in Shareholders' Equity
           For the three months ended March 31, 2010 and 2009 (Unaudited).……………..……F-3

      Consolidated Statements of Cash Flows
           For the three months ended March 31, 2010 and 2009 (Unaudited)……..…………….F-4

     Notes to Consolidated Financial Statements (Unaudited)……………………………..…...F-5 to F-14

GOODINTEND HOLDING LIMITED
CONSOLIDATED BALANCE SHEETS
	As of
	March 31,	December 31,
	2010	2009
	(Unaudited)

ASSETS

Current assets:

Cash and cash equivalents	$1,355,009	$1,394,072
Restricted cash	278,938	585,181
Accounts receivable, net	2,271,056	1,973,328
Prepaid expenses	28,262	11,411
Total current assets	3,933,265	3,963,992

Property, plant and equipment, net	139,302	141,764

Investment advance	688,556	-

Total assets	4,761,123	4,105,756

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	250,745	242,500
Convertible promissory note	800,000	800,000
Tax payable	210,643	176,003
Other accrued expenses	4,371	1,842
Total current liabilities	1,265,759	1,220,345

Stockholders' equity
Common shares, $1.00 par value, 50,000 shares authorized,
23,200 shares and 19,700 shares issued and outstanding as of
March 31, 2010 and December 31, 2009, respectively	23,200	19,700
Additional paid in capital	2,626,930	2,333,971
Sbscription receivable	(1,680,000)	(1,680,000)
Retained earnings	2,397,903	2,085,141
Accumulated other comprehensive income	127,331	126,599
Total stockholders' equity	3,495,364	2,885,411

Total liabilities and stockholders' equity	$4,761,123	$4,105,756

GOODINTEND HOLDING LIMITED
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(Unaudited)

	For the three months ended March 31,
	2010	2009

Net sales	$659,103	$361,834
Costs of sales	32,795	227,471
Gross profit	626,308	134,363

Selling, general and administrative expenses	298,983	20,154

Income from operations	327,325	114,209

Other income (expenses)	267	48

Income before income taxes	327,592	114,257

Income taxes provision
-Current	14,830	-
-Deferred	-	8,141
Total income tax provision	14,830	8,141

Net income	312,762	106,116

Other comprehensive income:
Foreign currency translation adjustment	732	(2,417)

Comprehensive income	$313,494	$103,699

Earnings per share
-Basic and diluted	$14.66	$22.48

Weighted average common shares outstanding
-Basic and diluted	21,333	4,720

GOODINTEND HOLDING LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

						Accum- ulated
						Other Compre-
			Additional			hensive
	Common stock, $1.00 par		Paid in	Subscription	Retained	Income
	Shares	Amount	Capital	Receivable	Earnings	(deficit)	Total

Balance at December 31, 2008	100	$100	$131,503	-	$1,638,487	$120,823	$1,890,913
							-
Issuance of common shares	9900	9,900	-		-	-	9,900

Capital contribution by shareholders	-	-	2,105,518	(1,680,000)	-	-	425,518

Net income for the year	-	-	-		106,116		106,116
							-
Foreign currency translation adjustments	-	-	-		-	(2,417)	(2,417)

Balance at March 31, 2009	10,000	$10,000	$2,237,021	$(1,680,000)	$1,744,603	$118,406	$2,430,031
							-

Balance at December 31, 2009	19,700	$19,700	$2,333,971	$(1,680,000)	$2,085,141	$126,599	$2,885,411

Issuance of common shares	3,500	3,500	-		-	-	3,500
							-
Capital contribution by shareholders	-	-	292,959		-	-	292,959

Net income for the year	-	-	-		312,762	-	312,762
							-
Foreign currency translation adjustments	-	-	-		-	732	732

Balance at March 31, 2010	23,200	$23,200	$2,626,930	$(1,680,000)	$2,397,903	$127,331	$3,495,364

GOODINTEND HOLDING LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the three months ended March 31,
	2009	2008

Cash flows from operating activities
Net income	$312,762	$106,116
Adjustments to reconcile net income to operating activities
Depreciation and amortization	4,300	4,229
Bad debt	-	-
Deferred tax expense (benefit)	-	8,141
Changes in assets and liabilities:
(Increase) decrease in -
Restricted cash	306,270	-
Accounts receivable	(297,329)	(106,783)
Construction costs in excess of billings	-	(361,834)
Prepaid expenses	(16,845)	-
Increase (decrease) in -
Accounts payable and other payable	8,202	22,454
Advance from customers	-	14,628
Accrued expenses	2,528	2,074
Tax payables	34,603	-
Net cash provided by (used in) operating activities	354,490	(310,975)

Cash flows from investing activities
Investment advance	(688,397)	-
Purchase of fixed assets	(1,815)	-
Net cash used in investing activities	(690,211)	-

Cash flows from financing activities
Capital contribution by shareholders	292,935	425,478
Proceeds from issuance of common stock	3,500	9,900
Net cash provided by financing activities	296,434	435,378

Effect of exchange rate changes on cash and cash equivalents	224	(406)

Net increase (decrease) in cash and cash equivalents	(39,063)	123,997

Cash and cash equivalents, beginning of period	1,394,072	580,601

Cash and cash equivalents, end of period	$1,355,009	$704,598

Supplemental disclosures of cash flow information:
Interest paid	$-	$-
Income taxes paid	$-	$-

GOODINTEND HOLDINGS LIMITED
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

NOTE 1.            Organizational History and Company Overview

Goodintend Holdings Limited (“Goodintend” or the “Company”) is a corporation organized under the laws of British Virgin Island on May 9, 2008. The Company’s assets, primarily held through a subsidiary, is 100% of the registered capital of Shenyang Yanzikou Sports and Entertainment Co., Ltd. (‘Yanzikou”), a limited liability company organized under the laws of the People’s Republic of China (“PRC”).

On September 25, 2009, Yanzikou entered into certain exclusive agreements with Beijing Shungao Golf Course Management Co., Ltd. (‘Shungao”) and its owners. Pursuant to these agreements, Yanzikou provides exclusive consulting and other general business operation services to Shungao, in return for a consulting services fee which is equal to Shungao’s net income and the obligation to absorb the loss incurred in Shungao, if any. In addition, Shungao’s owners have pledged their equity interest in Shungao to Yanzikou, irrevocably granted Yanzikou an exclusive option to purchase, to the extent permitted under China law, all or part of the equity interests in Shungao and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Yanzikou. Through these contractual arrangements, Yanzikou has the ability to substantially influence Shungao’s daily operations and financial affairs, appoint its senior executives and approve all matters that require stockholders’ approval.

As a result of these contractual arrangements, which obligate Yanzikou to absorb a majority of the risk of loss from Shungao’s activities and enable Yanzikou to receive a majority of its expected residual returns, Yanzikou accounts for Shungao as a variable interest entity under ASC 810 Consolidation. Accordingly, Yanzikou consolidates Shungao’s results, assets and liabilities.

Shungao is a golf course management company incorporated on October 8, 2006 in PRC with registered capital of RMB 1 million (approximately $126,518), offering complete, golf course project management services ranging from initial feasibility study, project design and planning, facility construction, development and maintenance, operational management, marketing and consulting to owners for public and private golf courses in China.

NOTE 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying unaudited consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary Yanzikou, and its variable interest entity, Shungao. All inter-company account balances and transactions have been eliminated in consolidation.  The Company has evaluated subsequent events through the time and date of filing of these financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company adopted ASC 820, Fair Value Measurements and Disclosures. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

GOODINTEND HOLDINGS LIMITED
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

NOTE 2. Summary of Significant Accounting Policies (continued)

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, advance to vendors, accounts payable and other accrued expenses approximate their fair market value based on the short-term maturity of these instruments. The Company did not identify any assets or liabilities that are required to be presented on the consolidated balance sheets at fair value in accordance with ASC 820.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company maintains bank accounts in the PRC, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and management believes it is not exposed to any risks on its cash in bank accounts.

Accounts Receivable

Accounts receivable consists primarily of amounts due from construction and project design services provided during the normal course of business. Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible amounts. Allowances are made based on historical data for estimated unrecoverable amounts. The Company does periodical reviews as to whether the carrying values of accounts have become impaired.  The assets are considered to be impaired if the collectability of the balances become doubtful, accordingly, management estimates the valuation allowance for anticipated uncollectible receivable balances. When facts subsequently become available to indicate that the allowance provided requires an adjustment, then the adjustment will be classified as a change in estimate. No allowance was determined necessary for the three months ended March 31, 2010 and 2009, respectively.

Advances to Vendors

Advance to suppliers represent the payments made and recorded in advance for goods and services received. The Company makes advances to suppliers for the purchase of certain construction materials and equipment components. Advances to suppliers are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the collectability of the services and materials become doubtful.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, which include its property and equipment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. When such factors and circumstances exist, an impairment loss is recognized when estimated future undiscounted cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated realizable fair value in the period in which the determination is made.  The Company recorded no expense for impairment of its long-lived assets for the three months ended March 31, 2010 and 2009.

GOODINTEND HOLDINGS LIMITED
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

NOTE 2. Summary of Significant Accounting Policies (continued)

Factors that are considered by management in assessing for impairments include, but are not limited to, the Company’s performance relative to its projected or historical results, its intended use of the assets and its strategy for its overall business, as well as industry and economic trends.  In the event future projections are not achieved, impairments could occur and such amounts could be material.

Revenue Recognition

The Company’s revenues are derived primarily from the golf course facility construction or project design services performed under various contracts the Company has entered into with its clients.

Revenue from design services are recognized when the services are rendered. For revenue generated from construction projects, the Company recognizes revenue and costs as construction contracts progress using the percentage-of-completion method of accounting, which relies on total expected contract revenues and estimated total costs. Under this method, estimated contract revenues and resulting gross profit margin are recognized based on actual costs incurred to date as a percentage of total estimated costs. Revenue is then calculated on a cumulative basis (project-to-date) as the total contract value multiplied by the current percentage-of-completion. The revenue for the current period is calculated as cumulative revenues less project revenues already recognized.

The use of the percentage of completion revenue recognition method requires the use of estimates and judgment regarding each project’s expected revenues, costs and the extent of progress towards completion. If an estimate of costs at completion on any contract indicates that a loss will be incurred, the entire estimated loss is charged to operations in the period the loss becomes evident.

Property and Equipment

Property and equipment are stated at cost net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, generally 5 to 10 years for equipment, furniture, and fixtures. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the related lease or estimated useful life of the leasehold improvement. Maintenance and repairs are expensed as incurred.

Any gain or loss on disposal or retirement of a fixed asset is recognized in the profit and loss account and is the difference between the net sales proceeds and the carrying amount of the relevant asset. When property and equipment are retired or otherwise disposed of, the assets and accumulated depreciation are removed from the accounts and the resulting profit or loss is reflected in income.

GOODINTEND HOLDINGS LIMITED
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

NOTE 2. Summary of Significant Accounting Policies (continued)

Operating Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Rental payables under operating lease are recognized as expense on a straight-line basis over the lease term. The Company leases office space for its Shanghai branch office under operating leases from December 21, 2009 to May 31, 2013, with a fixed monthly rent expense of RMB 21,163 (approximately $3,112 per month). Most of the Company’s lease agreements include renewal periods at the Company’s option.

Income Taxes

The Company uses the asset and liability method to account for income taxes, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and the tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. These differences result in deferred tax assets and liabilities, which are included in the Company’s consolidated balance sheets. At each period end, the Company assesses the likelihood that the deferred tax assets will be recovered from future taxable income. A valuation allowance is established against deferred tax assets to the extent the Company believes that recovery is not likely based on the level of historical taxable income and projections for future taxable income over the periods in which the temporary differences are deductible.

The Company recognizes tax benefits from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Foreign Currency Translation

The Company’s functional currency is Chinese RMB. The financial statements of the Company’s international operations are translated into U.S. dollars using period-end exchange rates for assets and liabilities, historical exchange rates for stockholders’ equity, and average exchange rates during the period for revenues and expenses. Cumulative translation gains and losses are excluded from results of operations and recorded as a separate component of accumulated comprehensive income (loss). Gains and losses resulting from the revaluation of long-term intercompany receivable and payable balances are recorded in accumulated other comprehensive income.  Gains and losses resulting from transactions denominated in foreign currencies are included in other income (expense) in the unaudited consolidated statements of operations and were not material for the periods presented.

Comprehensive Income

 In accordance with FASB ASC 220-10-55, comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The Company’s only components of comprehensive income during the three months ended March 31, 2010 and 2009 were net income and the foreign currency translation adjustment.

GOODINTEND HOLDINGS LIMITED
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

NOTE 2. Summary of Significant Accounting Policies (continued)

Earnings Per Share

The Company computes earnings per share (“EPS’) in accordance with ASC 260 “Earnings per Share” (“ASC 260”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”).  ASC 260 requires companies with complex capital structures to present basic and diluted EPS.  Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period.  Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later.  Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Statement of Cash Flows

In accordance with ASC 230, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivables. The Company maintains an allowance for estimated losses resulting from uncollectible customer receivables based on historical collection experience, age of the receivable balance, both individually and in the aggregate, and general economic conditions.

Risks and Uncertainties

 The operations of the Company are located in the PRC. Accordingly, the Company’s operations are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Recently Issued Accounting Standards

In February 2010, FASB issued ASU 2010-09 Subsequent Event (Topic 855) Amendments to Certain Recognition and Disclosure Requirements. ASU 2010-09 removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. All of the amendments in ASU 2010-09 are effective upon issuance of the final ASU, except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. The Company adopted ASU 2010-09 and did not disclose the date through which subsequent events have been evaluated.

GOODINTEND HOLDINGS LIMITED
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

 NOTE 3. Restricted Cash

Restricted cash is cash set aside for a particular use or event and is subject to withdrawal restrictions. The Company issued $800,000 convertible promissory notes (see Notes 9) and part of the proceeds from the issuance of the notes is required to be deposited in an escrow account to be used for the payment of public-listing related expenses, such as legal and accounting fees.

As of March 31, 2010 and December 31, 2009, the balances of restricted cash totaled $278,938 and $585,181, respectively. These deposits are not covered by insurance. The Company has not experienced any losses in such accounts and management believes its restricted cash account is not exposed to any risks.

NOTE 4. Accounts Receivable

Accounts receivable consists primarily of amounts due from construction and project design services provided during the normal course of business and account receivables are summarized as follows:

	March 31, 2010 (Unaudited)	December 31, 2009

Completed Contracts	$1,484,344	$1,489,955
Design projects	786,712	483,374
Contracts in Progress	-	-
Total	$2,271,056	$1,973,328

The Company reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of accounts receivable and records a reserve when they believe collection of amounts due are at risk. Accounts considered uncollectible are written off through a charge to the income statement item. No allowance was determined necessary for the three months ended March 31, 2010 and 2009.

NOTE 5. Property, Plant and Equipments

As of March 31, 2010 and December 31, 2009, the detail of property, plant and equipments was as follows:

	March 31, 2010 (Unaudited)	December 31, 2009	Estimated Useful Life
Machinery and equipment	$176,278	$176,248	5-10 Years
Office equipment	2,766	951	5 Years
Sub-total	179,044	177,199

Less: accumulated depreciation	(39,742)	(35,435)

Property, plant and equipment, net	$139,302	$141,764

GOODINTEND HOLDINGS LIMITED
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

NOTE 6. Property, Plant and Equipments (continued)

Depreciation expense for the three months ended March  31, 2010 and 2009 was $4,300 and $4,229, respectively.

NOTE 7. INVESTMENT ADVANCES

The Company entered into strategic cooperative agreements with some parties to establish joint venture to develop golf course construction sites located in Beijing. As of March 31, 2010, the Company has been advanced RMB 4,700,000 (approximately $688,556) to register the joint venture with the local government.

NOTE 8.  Taxes

(a) Business sales tax

The Company is subject to 3% business sales tax on actual revenue generated.  It is the Company’s continuing practice to accrue 3% of the business tax on estimated revenue and file tax return based on the actual result, as the local tax authority may exercise broad discretion in applying the tax amount.  As a result, the Company’s accrual sales tax may differ from the actual tax clearance.

(b) Corporation income tax (“CIT”)

Yanzikou and Shungao are governed by the Income Tax Law of the People’s Republic of China concerning the private-run enterprises, which are generally subject to tax at a new statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments.

Goodintend was incorporated in BVI and has no income tax in the tax jurisdiction. As approved by the local tax authority of Beijing Shunyi Disctrict, Shungao’s taxable income was assessed annually at a pre-determined fixed rate of 9% of revenue. The Company incurred $14,830 and $8,141 income taxes for the three months ended March 31, 2010 and 2009, respectively.

Deferred income tax reflects the net effects of temporary difference between the carrying amounts of assets and liabilities for financial statements purposes and the amounts used for income tax purposes.

The components of deferred tax liabilities as of March 31, 2010 and 2009 consist of the following:

	March 31, 2010 (Unaudited)	March 31, 2009 (Unaudited)
Deferred tax liabilities – beginning balance	$-	$4,748
Deferred tax expense	-	8,141
Net deferred tax liabilities – ending balance	$-	$12,889

GOODINTEND HOLDINGS LIMITED
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

NOTE 8.  Taxes (continued)

 (c) Taxes payable

As of March 31, 2010 and December 31, 2009, taxes payable consisted of the following:

	March 31, 2009 (Unaudited)	December 31, 2009
Business tax payable	$71,428	$51,642
Income tax payable	137,365	122,551
City construction tax payable	1,850	1,850
Total taxes payable	$210,643	$176,003

NOTE 9.  Convertible Promissory Note

On December 17, 2009, the Company entered into a Note Purchase Agreement (as amended on December 23, 2009, March 31, 2010 and June 30, 2010) (the “Note Agreement”) with several investors, whereby these investors committed to purchase from the Company the convertible promissory notes in the aggregate principal amount of $800,000 for the purpose of funding the Company’s working capital requirements. The net proceeds from the sale of the Notes shall be used by the Company for expenses related to its efforts of obtaining public listing in the U.S., including auditing fees, legal fees and other corporate or related expenses.

Such promissory notes are non-interest bearing with the maturity date of July 31, 2010, and the entire outstanding principal amount of this Note will be automatically converted, at the holders’ option, into the Shell Company’s common stock at a conversion price of $0.2 per share upon closing of the Share Exchange pursuant to the Note Agreement.  The conversion price will proportionately increase or decrease if the Shell Company conducts a stock combination or stock split before the closing of the Share Exchange. The Notes will be canceled and fully discharged upon conversion.

NOTE 10.  Stockholder’s Equity

Goodintend Holdings Limited was incorporated in British Virgin Islands on May 9, 2008, with 50,000 shares of ordinary shares authorized at the par value of US$1.

Shenyang Yanzikou Sports and Entertainment Co., Ltd which is a wholly foreign owned entity under the Chinese law, has registered capital of $2,100,000. The Chinese law requires the twenty percent of the registered capital of a wholly foreign owned entity be paid in within 90 days from the issuance of the business license and the remaining balance be paid in within two years after the issuance of the business license. As of March 31, 2010, the unpaid balance of the registered capital of Yanzikou was $1,680,000, which is recorded as subscription receivable.

Registered capital of Shungao was fully paid as of March 31, 2010.

GOODINTEND HOLDINGS LIMITED
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

NOTE 11. Commitments and Contingencies

Operating lease:

The Company leases office space for its Shanghai branch office under an operating lease that is subject to increase over the life of the lease. The operating lease will expire in May 2013.  Rent expense was $10,774 and $-0- for the three months ended March 31, 2010, and 2009, respectively.

The minimum obligations under such commitments are summarized below:

Operating lease obligation as of March 31,
2011	$37,344
2012	37,344
2013 and after	42,130
Total	$116,818

Note 12. Concentrations

Customers

The following table shows contract revenue generated by the Company’s customers that account for more than 10% of revenue for the period indicated:

	March 31, 2010		March 31, 2009
	Revenues	% of Revenues	Revenues	% of Revenues
Jiangxi Dingnan	146,467	22%	-	-
Xiangfan Lumen Temple	146,467	22%	-	-
Countryside International Health Resort	219,701	33%	-	-
Shenyang Puhe.	146,468	22%	-	-
Shenyang Meteorite Mountain	-	-	361,834	100%

As of March 31, 2010, accounts receivable due from Shenyang Meteorite Mountain Sports Corp., Beijing Yanzikou Internatioan Sports and Zhejiang Jinhua Golf Course accounted for 44%, 17% and 11%, respectively, of the total accounts receivable outstanding.

As of December 31, 2009, accounts receivable due from Shenyang Meteorite Mountain Sports Corp., Beijing Yanzikou International Sports and Zhejiang Jinhua Golf Course accounted for 55%, 20% and 16%, respectively, of the total accounts receivable outstanding.

GOODINTEND HOLDINGS LIMITED
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

Note 13. Subsequent Event

On March. 31, 2010, the Company, through its subsidiary Shenyang Yanzikou signed a Strategic Cooperation Agreement with Beijing Capital Group Trading Co. Ltd., a Chinese state-owned enterprise (“SOE”), listed on Shanghai Exchange (code: 600008) (“Beijing Capital”). Pursuant to this Strategic Cooperation Agreement, dated March 31, 2010, the Company and Beijing Capital, with respective expertise and competitive advantages, will seek qualified golf course projects, coordinate with capital investment for later stage of land development and diversify our business model.

On June 20, 2010, Yanzikou entered into certain exclusive agreements with Shanghai Zhonggao Investments Management Co., Ltd. (‘Zhonggao”) and its owners. Pursuant to these agreements, Yanzikou provides exclusive consulting and other general business operation services to Zhonggao, in return for a consulting services fee which is equal to Shungao’s net income, and Yanzikou is obligated to absorb the loss incurred in Zhonggao, if any. In addition, Zhonggao’s owners have pledged their equity interest in Zhonggao to Yanzikou, irrevocably granted Yanzikou an exclusive option to purchase, to the extent permitted under China law, all or part of the equity interests in Zhonggao and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Yanzikou. Through these contractual arrangements, Yanzikou has the ability to substantially influence Zhonggao’s daily operations and financial affairs, appoint its senior executives and approve all matters that require stockholders’ approval.

On June 21, 2010, Shenyang Yanzikou, Shanghai Zhonggao and Beijing Production Materials Trading Co., Ltd.(“BPMT”), one of the subsidiaries of Beijing Capital, entered into a Cooperation Framework Agreement (the “Framework Agreement”), where all parties will jointly invest in Beijing Chengnan Knight Real Estate Development Co., Ltd. (“Chengnan Knight”) to develop some of our future golf projects, namely the Daxing Project in Beijing and the Maozedong Sports Park Project in Hunan Province.

GOODINTEND HOLDINGS LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

GOODINTEND HOLDINGS LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS

      Report of independent registered public accounting firm …………………………………………F-17

      Consolidated Balance Sheets as of December 31, 2009 and 2008…………………………….........F-18

      Consolidated Statements of Income and Comprehensive Income
           For the years ended December 31, 2009 and 2008……………………………………………….F-19

      Consolidated Statements of Changes in Shareholders' Equity
           For the years ended December 31, 2009 and 2008…………….…………………………………F-20

      Consolidated Statements of Cash Flows
           For the years ended December 31, 2009 and 2008……………………………………………….F-21

     Notes to Consolidated Financial Statements………….…………………………………………F-22 to F-32

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of Goodintend Holdings Limited

We have audited the accompanying consolidated balance sheets of Goodintend Holdings Limited as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2009.  Goodintend Holdings Limited’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Goodintend Holdings Limited. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP

Marlton, New Jersey

July 1, 2010

GOODINTEND HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
	As of
	December 31,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$1,394,072	$580,601
Restricted cash	585,181	-
Accounts receivable, net	1,973,328	1,213,631
Costs in excess of billings on uncompleted contracts	-	211,029
Prepaid expenses	11,411	-
Total current assets	3,963,992	2,005,261

Property, plant and equipment, net	141,764	157,855

Total assets	4,105,756	2,163,116

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	242,500	123,122
Convertible promissory note	800,000	-
Tax payable	176,003	142,801
Deferred tax liability	-	4,748
Other accrued expenses	1,842	1,532
Total current liabilities	1,220,345	272,203

Stockholders' equity
Common shares, $1.00 par value, 50,000 shares authorized,
19,700 shares and 100 shares issued and outstanding as of
December 31, 2009 and 2008, respectively	19,700	100
Additional paid in capital	2,333,971	131,503
subscription receivable	(1,680,000)	-
Retained earnings	2,085,141	1,638,487
Accumulated other comprehensive income	126,599	120,823
Total stockholders' equity	2,885,411	1,890,913

Total liabilities and stockholders' equity	$4,105,756	$2,163,116

GOODINTEND HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

	For the years ended December 31,
	2009	2008

Net sales	$1,272,957	$3,649,695
Costs of sales	543,349	2,564,015
Gross profit	729,608	1,085,680

Selling, general and administrative expenses	253,046	101,317

Income from operations	476,562	984,363

Other income (expenses)	(1,266)	1,746

Income before income taxes	475,296	986,109

Income taxes provision (benefit)
-Current	33,384	90,219
-Deferred	(4,742)	(8,101)
Total income tax provision	28,642	82,118

Net income	446,654	903,991

Other comprehensive income:
Foreign currency translation adjustment	5,776	79,083

Comprehensive income	$452,430	$983,074

Eanrnings per share
-Basic and diluted	$44.55	$51,555.73

Weighted average shares outstanding
-Basic and diluted	10,027	18

GOODINTEND HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31,2009 AND 2008

						Accum-
						ulated
						Other
			Additional			Compre- hensive
	Common stock, $1.00 par		Paid in	Subscription	Retained	Income
	Shares	Amount	Capital	Receivable	Earnings	(deficit)	Total

Balance at December 31, 2007	-	$-	$126,518	-	$734,496	$41,740	$902,754
							-
Issuance of common shares on October 28, 2008	100	100	-		-	-	100

Capital contribution by shareholders	-	-	4,985		-	-	4,985

Net income for the year	-	-	-		903,991	-	903,991
							-
Foreign currency translation adjustments	-	-	-		-	79,083	79,083

Balance at December 31, 2008	100	$100	$131,503	$-	$1,638,487	$120,823	$1,890,913
							-
Issuance of common shares	19,600	19,600	-		-	-	19,600
							-
Capital contribution by shareholders	-	-	2,202,468	(1,680,000)	-	-	522,467

Net income for the year	-	-	-		446,654	-	446,654
							-
Foreign currency translation adjustments	-	-	-		-	5,776	5,776

Balance at December 31, 2009	19,700	$19,700	$2,333,971	$(1,680,000)	$2,085,141	$126,599	$2,885,411

GOODINTEND HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2009	2008

Cash flows from operating activities
Net income	$446,654	$903,991
Adjustments to reconcile net income to operating activities
Depreciation and amortization	16,927	16,599
Deferred tax expense (benefit)	(4,742)	(8,101)
Changes in assets and liabilities:
(Increase) decrease in -
Restricted cash	(584,832)	-
Notes receivable	-	28,787
Accounts receivable	(760,046)	(1,148,600)
Construction costs in excess of billings	210,764	465,985
Billing in progress in excess of Construction cost	-	(105,943)
Prepaid expenses	(11,404)	-
Increase (decrease) in -
Accounts payable and other payable	119,389	218,283
Accrued expenses	311	1,505
Tax payables	33,276	140,230
Net cash provided by (used by) operating activities	(533,703)	512,735

Cash flows from investing activities
Purchase of fixed assets	(950)	(468)
Net cash used in investing activities	(950)	(468)

Cash flows from financing activities
Proceeds from issuance of convertible promissory notes	800,000	-
Proceeds from issuance of common stock	19,600	100
Capital contribution by shareholders	528,273	4,935
Net cash provided by financing activities	1,347,873	5,035

Effect of exchange rate changes on cash and cash equivalents	251	12,966

Net increase in cash and cash equivalents	813,471	530,268

Cash and cash equivalents, beginning of year	580,601	50,333

Cash and cash equivalents, end of year	$1,394,072	$580,601

Supplemental disclosures of cash flow information:
Interest paid	$-	$-
Income taxes paid	$-	$2,658

GOODINTEND HOLDINGS LIMITED
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 1.            Organizational History and Company Overview

Goodintend Holdings Limited (“Goodintend” or the “Company”) is a corporation organized under the laws of British Virgin Island on May 9, 2008. The Company’s assets, primarily held through a subsidiary, is 100% of the registered capital of Shenyang Yanzikou Sports and Entertainment Co., Ltd. (‘Yanzikou”), a limited liability company organized under the laws of the People’s Republic of China (“PRC”).

On September 25, 2009, Yanzikou entered into certain exclusive agreements with Beijing Shungao Golf Course Management Co., Ltd. (‘Shungao”) and its owners. Pursuant to these agreements, Yanzikou provides exclusive consulting and other general business operation services to Shungao, in return for a consulting services fee which is equal to Shungao’s net income and the obligation to absorb the loss incurred in Shungao, if any. In addition, Shungao’s owners have pledged their equity interest in Shungao to Yanzikou, irrevocably granted Yanzikou an exclusive option to purchase, to the extent permitted under China law, all or part of the equity interests in Shungao and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Yanzikou. Through these contractual arrangements, Yanzikou has the ability to substantially influence Shungao’s daily operations and financial affairs, appoint its senior executives and approve all matters that require stockholders’ approval.

As a result of these contractual arrangements, which obligate Yanzikou to absorb a majority of the risk of loss from Shungao’s activities and enable Yanzikou to receive a majority of its expected residual returns, Yanzikou accounts for Shungao as a variable interest entity under ASC 810 Consolidation. Accordingly, Yanzikou consolidates Shungao’s results, assets and liabilities.

Shungao is a golf course management company incorporated on October 8, 2006 in PRC with registered capital of RMB 1 million (approximately $126,518), offering complete, golf course project management services ranging from initial feasibility study, project design and planning, facility construction, development and maintenance, operational management, marketing and consulting for owners of public and private golf courses in China.

NOTE 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying audited consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary Yanzikou, and its variable interest entity, Shungao. All inter-company account balances and transactions have been eliminated in consolidation.  The Company has evaluated subsequent events through the time and date of filing of these financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent. Actual results could differ from those estimates.

GOODINTEND HOLDINGS LIMITED
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2. Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

The Company adopted ASC 820, Fair Value Measurements and Disclosures. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, advance to vendors, accounts payable and other accrued expenses approximate their fair market value based on the short-term maturity of these instruments. The Company did not identify any assets or liabilities that are required to be presented on the consolidated balance sheets at fair value in accordance with ASC 820.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company maintains bank accounts in the PRC, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and management believes it is not exposed to any risks on its cash in bank accounts.

Accounts Receivable

Accounts receivable consists primarily of amounts due from construction and project design services provided during the normal course of business. Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible amounts. Allowances are made based on historical data for estimated unrecoverable amounts. The Company does periodical reviews as to whether the carrying values of accounts have become impaired.  The assets are considered to be impaired if the collectability of the balances become doubtful, accordingly, management estimates the valuation allowance for anticipated uncollectible receivable balances. When facts subsequently become available to indicate that the allowance provided requires an adjustment, then the adjustment will be classified as a change in estimate. No allowance was determined necessary for the years ended December 31, 2009 and 2008, respectively.

Advances to Vendors

Advance to suppliers represent the payments made and recorded in advance for goods and services received. The Company makes advances to suppliers for the purchase of certain construction materials and equipment components. Advances to suppliers are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the collectability of the services and materials become doubtful.

GOODINTEND HOLDINGS LIMITED
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2. Summary of Significant Accounting Policies (continued)

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, which include its property and equipment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. When such factors and circumstances exist, an impairment loss is recognized when estimated future undiscounted cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated realizable fair value in the period in which the determination is made.  The Company recorded no expense for impairment of its long-lived assets in fiscal 2009 and 2008.

 Factors that are considered by management in assessing for impairments include, but are not limited to, the Company’s performance relative to its projected or historical results, its intended use of the assets and its strategy for its overall business, as well as industry and economic trends.  In the event future projections are not achieved, impairments could occur and such amounts could be material.

Revenue Recognition

The Company’s revenues are derived primarily from the golf course facility construction or project design services performed under various contracts the Company has entered into with its clients.

Revenue from design services are recognized when the services are rendered. For revenue generated from construction projects, the Company recognizes revenue and costs as construction contracts progress using the percentage-of-completion method of accounting, which relies on total expected contract revenues and estimated total costs. Under this method, estimated contract revenues and resulting gross profit margin are recognized based on actual costs incurred to date as a percentage of total estimated costs. Revenue is then calculated on a cumulative basis (project-to-date) as the total contract value multiplied by the current percentage-of-completion. The revenue for the current period is calculated as cumulative revenues less project revenues already recognized.

The use of the percentage of completion revenue recognition method requires the use of estimates and judgment regarding each project’s expected revenues, costs and the extent of progress towards completion. If an estimate of costs at completion on any contract indicates that a loss will be incurred, the entire estimated loss is charged to operations in the period the loss becomes evident.

Property and Equipment

Property and equipment are stated at cost net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, generally 5 to 10 years for equipment, furniture, and fixtures. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the related lease or estimated useful life of the leasehold improvement. Maintenance and repairs are expensed as incurred.

Any gain or loss on disposal or retirement of a fixed asset is recognized in the profit and loss account and is the difference between the net sales proceeds and the carrying amount of the relevant asset. When property and equipment are retired or otherwise disposed of, the assets and accumulated depreciation are removed from the accounts and the resulting profit or loss is reflected in income.

GOODINTEND HOLDINGS LIMITED
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2. Summary of Significant Accounting Policies (continued)

Operating Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Rental payables under operating lease are recognized as expense on a straight-line basis over the lease term. The Company leases office space for its Shanghai branch office under operating leases from December 21, 2009 to May 31, 2013, with a fixed monthly rent expense of RMB 21, 163 (approximately $3,112 per month). Most of the Company’s lease agreements include renewal periods at the Company’s option.

Income Taxes

The Company uses the asset and liability method to account for income taxes, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and the tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. These differences result in deferred tax assets and liabilities, which are included in the Company’s consolidated balance sheets. At each period end, the Company assesses the likelihood that the deferred tax assets will be recovered from future taxable income. A valuation allowance is established against deferred tax assets to the extent the Company believes that recovery is not likely based on the level of historical taxable income and projections for future taxable income over the periods in which the temporary differences are deductible.

The Company recognizes tax benefits from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Foreign Currency Translation

The Company’s functional currency is Chinese RMB. The financial statements of the Company’s international operations are translated into U.S. dollars using period-end exchange rates for assets and liabilities, historical exchange rates for stockholders’ equity, and average exchange rates during the period for revenues and expenses. Cumulative translation gains and losses are excluded from results of operations and recorded as a separate component of accumulated comprehensive income (loss). Gains and losses resulting from the revaluation of long-term intercompany receivable and payable balances are recorded in accumulated other comprehensive income.  Gains and losses resulting from transactions denominated in foreign currencies are included in other income (expense) in the audited consolidated statements of operations and were not material for the years presented.

Comprehensive Income

In accordance with FASB ASC 220-10-55, comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The Company’s only components of comprehensive income during the years ended December 31, 2009 and 2008 were net income and the foreign currency translation adjustment.

GOODINTEND HOLDINGS LIMITED
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2. Summary of Significant Accounting Policies (continued)

Earnings Per Share

The Company computes earnings per share (“EPS’) in accordance with ASC 260 “Earnings per Share” (“ASC 260”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”).  ASC 260 requires companies with complex capital structures to present basic and diluted EPS.  Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period.  Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later.  Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Statement of Cash Flows

In accordance with ASC 230, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk are primarily accounts receivables. The Company maintains an allowance for estimated losses resulting from uncollectible customer receivables based on historical collection experience, age of the receivable balance, both individually and in the aggregate, and general economic conditions.

Risks and Uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company’s operations are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Recently Issued Accounting Standards

In June 2009, the FASB issued the FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles (the “Codification”). The Codification became the single official source of authoritative, nongovernmental U.S. generally accepted accounting principles (“GAAP”). The Codification did not change GAAP but reorganizes the literature. The Codification is effective for interim and annual periods ending after September 15, 2009, and the Company adopted the Codification during the three months ended October 3, 2009.

GOODINTEND HOLDINGS LIMITED
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 2. Summary of Significant Accounting Policies (continued)

In January 2010, the FASB issued ASU 2010-04, Accounting for Various Topics – Technical Corrections to SEC Paragraphs. ASU 2010-04 makes technical corrections to existing SEC guidance, including the following topics: accounting for subsequent investments, termination of an interest rate swap, issuance of financial statements - subsequent events, use of residential method to value acquired assets other than goodwill, adjustments in assets and liabilities for holding gains and losses, and selections of discount rate used for measuring defined benefit obligation. The Company does not expect the adoption of ASU 2010-04 to have a material impact on its consolidated financial statements.

 In January 2010, the FASB issued new standards in ASC 820, Fair Value Measurements and Disclosures: Improving Disclosures About Fair Value Measurements. ASU 2010-06 amends Subtopic 820-10 to clarify existing disclosures, require new disclosures, and include conforming amendments to guidance on employers’ disclosures about postretirement benefit plan assets. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  The Company is currently evaluating the impact these standards will have on its financial condition, results of operations, or cash flows and does not expect the adoption of ASU 2010-06 to have a material impact on its consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-01, Equity (ASC 505): Accounting for distributions to Shareholders with Components of Stock and Cash (A Consensus of the FASB Emerging Issues Task Force). This amendment to ASC 505 clarifies the stock portion of a distribution to shareholders that allow them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying ASC 505 and 260. Effective for interim and annual periods ending on or after December 15, 2009, and would be applied on a retrospective basis. The Company does not expect the provisions of ASU No. 2010-01 to have a material effect on the financial position, results of operations or cash flows of the Company.

In February 2010, the FASB issued ASU 2010-08, Technical Corrections to Various Topics. ASU 2010-08 clarifies guidance on embedded derivatives and hedging. ASU 2010-08 is effective for interim and annual periods beginning after December 15, 2009. The Company does not expect the adoption of ASU 2010-08 to have a material impact on its consolidated financial statements.

 In February 2010, FASB issued ASU 2010-09 Subsequent Event (Topic 855) Amendments to Certain Recognition and Disclosure Requirements. ASU 2010-09 removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. All of the amendments in ASU 2010-09 are effective upon issuance of the final ASU, except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. The Company adopted ASU 2010-09 and did not disclose the date through which subsequent events have been evaluated.

 NOTE 3. Restricted Cash

Restricted cash is cash set aside for a particular use or event and is subject to withdrawal restrictions. The Company issued $800,000 convertible promissory notes (see Notes 8) and part of the proceeds from the issuance of the notes is required to be deposited in an escrow account to be used for the payment of public-listing related expenses, such as legal and accounting fees. As of December 31, 20009 and 2008, the balances of restricted cash totaled $585,181 and $-0-, respectively. These deposits are not covered by insurance. The Company has not experienced any losses in such accounts and management believes its restricted cash account is not exposed to any risks.

GOODINTEND HOLDINGS LIMITED
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 4. Accounts Receivable

Accounts receivable consists primarily of amounts due from construction and project design services provided during the normal course of business and are summarized as follows:

	December 31, 2009	December 31, 2008
Completed Contracts	$1,489,955	$558,959
Design projects	483,374	-
Contracts in Progress	-	654,672
Total	$1,973,328	$1,213,631

The Company reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of accounts receivable and records a reserve when they believe collection of amounts due are at risk. Accounts considered uncollectible are written off through a charge to the income statement item. No allowance was determined necessary for the years ended December 31, 2009 and 2008.

NOTE 5. Costs in Excess of Billings on Uncompleted Contracts

Costs in excess of billings on uncompleted contracts represent the amount of revenue recognized on a percentage-of-completion basis but have not been invoiced due to the terms of the contracts. . The following table sets forth the balance of this account as of December 31, 2009 and 2008, respectively:

	December 31, 2009	December 31, 2008

Costs incurred on uncompleted contacts	$-	$5,496,696
Billing in progress	-	(5,285,667)

Costs and earnings in excess of billings
on uncompleted contracts	$-	$211,029

NOTE 6. Property, Plant and Equipments

As of December 31, 2009 and 2008, the detail of property, plant and equipments was as follows:

	December 31, 2009	December 31, 2008	Estimated Useful Life
Machinery and equipment	$176,248	$176,365	5-10 Years
Office equipment	951	-	5 Years
Sub-total	177,199

Less: accumulated depreciation	(35,435)	(18,510)

Property, plant and equipment, net	$141,764	$157,855

GOODINTEND HOLDINGS LIMITED
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 6. Property, Plant and Equipments (continued)

Depreciation expense for the twelve months ended December 31, 2009 and 2008 was $16,927 and $16,599, respectively.

NOTE 7.  Taxes

(a) Business sales tax

The Company is subject to 3% business sales tax on actual revenue generated.  It is the Company’s continuing practice to accrue 3% of the business tax on estimated revenue and file tax return based on the actual result, as the local tax authority may exercise broad discretion in applying the tax amount.  As a result, the Company’s accrual sales tax may differ from the actual tax clearance.

(b) Corporation income tax (“CIT”)

Yanzikou and Shungao are governed by the Income Tax Law of the People’s Republic of China concerning the private-run enterprises, which are generally subject to tax at a new statutory rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments.

Goodintend was incorporated in BVI and has no income tax in the tax jurisdiction. As approved by the local tax authority of Beijing Shunyi District, Shungao’s taxable income was assessed annually at a pre-determined fixed rate of 9% of revenue. The Company incurred $28,642 and $82,118 income taxes for the years ended December 31, 2009 and 2008, respectively.

Deferred income tax reflects the net effects of temporary difference between the carrying amounts of assets and liabilities for financial statements purposes and the amounts used for income tax purposes.

The components of deferred tax liabilities as of December 31, 2009 and 2008 consist of the following:

	December 31, 2009	December 31, 2008
Deferred tax liabilities – beginning balance	$4,742	$12,849
Deferred tax benefit utilized	(4,742)	(8,101)
Net deferred tax liabilities – ending balance	$-	$4,748

 (c) Taxes payable

As of December 31, 2009 and 2008, taxes payable consisted of the following:

	December 31, 2009	December 31, 2008
Business tax payable	$51,642	$51,080
Income tax payable	122,551	89,167
City construction tax payable	1,850	2,554
Total taxes payable	$176,003	$142,801

GOODINTEND HOLDINGS LIMITED
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

NOTE 8.  Convertible Promissory Note

On December 17, 2009, the Company entered into a Note Purchase Agreement (as amended on December 23, 2009, March 31, 2010 and June 30, 2010) (the “Note Agreement”) with several investors, whereby these investors committed to purchase from the Company the convertible promissory notes in the aggregate principal amount of $800,000 for the purpose of funding the Company’s working capital requirements. The net proceeds from the sale of the Notes shall be used by the Company for expenses related to its efforts of obtaining public listing in the U.S., including auditing fees, legal fees and other corporate or related expenses.

Such promissory notes are non-interest bearing with the maturity date of July 31, 2010, and the entire outstanding principal amount of this Note will be automatically converted, at the holders’ option, into the Shell Company’s common stock at a conversion price of $0.2 per share upon closing of the Share Exchange pursuant to the Note Agreement.  The conversion price will proportionately increase or decrease if the Shell Company conducts a stock combination or stock split before the closing of the Share Exchange. The Notes will be canceled and fully discharged upon conversion.

NOTE 9.  Stockholder’s Equity

Goodintend Holdings Limited was incorporated in British Virgin Islands on May 9, 2008, with 50,000 shares of ordinary shares authorized at the par value of US$1.

Shenyang Yanzikou Sports and Entertainment Co., Ltd, which is a wholly foreign owned entity under the Chinese law, has registered capital of $2,100,000. The Chinese law requires twenty percent of the registered capital of a wholly foreign owned entity be paid in within 90 days from the issuance of the business license and the remaining balance be paid within two years after the issuance of the business license. As of December 31, 2009, the unpaid balance of the registered capital of Yanzikou was $1,680,000, which is recorded as subscription receivable.

Registered capital of Shungao was fully paid as of December 31, 2009.

NOTE 10. Commitments and Contingencies

Operating lease:

The Company leases office space for its Shanghai branch office under an operating lease that is subject to increase over the life of the lease. The operating lease will expire in May 2013.  Rent expense was $2,700 and $-0- for fiscal years ended December 31, 2009, and 2008, respectively.

The minimum obligations under such commitments are summarized below:

Operating lease obligation as of December 31,
2010	$37,344
2011	37,344
2012	37,344
2013	15,560
Total	$127,592

GOODINTEND HOLDINGS LIMITED
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

Note 11. Concentrations

Customers

The following table shows contract revenue generated by the Company’s customers that account for more than 10% of revenue for fiscal years 2009 and 2008:

	December 31, 2009		December 31, 2008
	Revenues	% of Revenues	Revenues	% of Revenues
Shenyang Meteorite Mountain	769,379	60%	2,114,733	58%
Beijing Yanzikou International Sports	-	-	1,236,410	34%
Zhanjiang East Coast Tourism	122,967	10%	-	-
Zhejiang Jinhua Golf.	380,611	30%	-	-

As of December 31, 2009, accounts receivable due from Shenyang Meteorite Mountain  Sports Corp, Beijing Yanzikou International Sports and Zhejiang Jinhua Golf accounted for 55%, 20% and 16%, respectively, of the total accounts receivable outstanding.

As of December 31, 2008,  accounts receivable due from Shenyang Meteorite Mountain  Sports Corp, Beijing Yanzikou International Sports and Shenyang Jiangnan Sports Corp accounted for 54%, 34% and 12%, respectively, of the total accounts receivable outstanding.

Vendors:

The Company subcontracted a significant amount of the construction to one subcontractor. For the year ended December 31, 2009 and 2008, the total costs incurred from this subcontractor accounted for 96% and 29% of the total costs incurred, respectively.

Note 12. Subsequent Event

On March 31, 2010, the Company, through its subsidiary Shenyang Yanzikou signed a Strategic Cooperation Agreement with Beijing Capital Group Trading Co. Ltd., a Chinese state-owned enterprise (“SOE”), listed on Shanghai Exchange (code: 600008) (“Beijing Capital”). Pursuant to this Strategic Cooperation Agreement, the Company and Beijing Capital, with respective expertise and competitive advantages, will seek qualified golf course projects, coordinate with capital investment for later stage of land development and diversify our business model.

GOODINTEND HOLDINGS LIMITED
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

Note 12. Subsequent Event (continued)

On June 20, 2010, Yanzikou entered into certain exclusive agreements with Shanghai Zhonggao Investments Management Co., Ltd. (‘Zhonggao”) and its owner. Pursuant to these agreements, Yanzikou provides exclusive consulting and other general business operation services to Zhonggao, in return for a consulting services fee which is equal to Shungao’s net income and Yanzikou is obligated to absorb the loss incurred in Zhonggao, if any. In addition, Zhonggao’s owners have pledged their equity interest in Zhonggao to Yanzikou, irrevocably granted Yanzikou an exclusive option to purchase, to the extent permitted under China law, all or part of the equity interests in Zhonggao and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Yanzikou. Through these contractual arrangements, Yanzikou has the ability to substantially influence Zhonggao’s daily operations and financial affairs, appoint its senior executives and approve all matters that require stockholders’ approval.

On June 21, 2010, Shenyang Yanzikou, Shanghai Zhonggao and Beijing Production Materials Trading Co., Ltd.(“BPMT”), one of the subsidiaries of Beijing Capital, entered into a Cooperation Framework Agreement (the “Framework Agreement”), where all parties will jointly invest in Beijing Chengnan Knight Real Estate Development Co., Ltd. (“Chengnan Knight”) to develop some of our future golf projects, namely the Daxing Project in Beijing and the Maozedong Sports Park Project in Hunan Province.